As filed with the Securities and Exchange Commission on December 14, 2015

Registration No. 333-205203

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

L&S Light & Strong, Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Israel		Not Applicable

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Haadom St.

Kanot industrial Zone, POB 7042

Gedera, Israel, 7070000

+972-8-931-6232Telephone Number

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Victor Tshuva & Co. – Law Offices 3 Hayezira Street (S.A.P. Building – 7th floor) Ramat-Gan, Israel, 52521	Matheau J. W. Stout, Esq. 400 E. Pratt Street 8th Floor Baltimore, Maryland 21202

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)(2)	AMOUNT OF REGISTRATION FEE
Class A Ordinary Shares	54,394,185	$0.70 per share	$38,075,929.50	$3,834.25
TOTAL	54,394,185	$0.70 per share	$38,075,929.50	$3,834.25

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)	Includes 54,394,185 Class A ordinary shares offered by the Selling Shareholders, which were initially offered and sold outside the United States in reliance upon Regulation S. These ordinary shares are not being registered for the purpose of sales outside the United States.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

As the Registrant is a foreign private issuer, the Registrant shall file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

PROSPECTUS

L&S Light & Strong, Ltd.

54,394,185
CLASS A ORDINARY SHARES

Share Price: $0.70

This prospectus relates to the resale at $0.70 per share of up to 54,394,185 Class A ordinary shares offered by the Selling Shareholders, which were initially offered and sold outside the United States in reliance upon Regulation S. These ordinary shares are not being registered for the purpose of sales outside the United States.

We will not receive any proceeds from the sale of these shares of common stock offered by the Selling Shareholders.

We will bear all costs associated with this registration. In accordance with 9F of Form 20-F, the Company is not paying any discounts or commissions to underwriters or other placement or selling agents. The Company estimates the following, reasonably itemized statement of the major categories of expenses incurred in connection with the issuance and distribution of the securities to be listed or offered:

Legal: $100,000

Accounting: $50,000

Filing Agent $5,000

Transfer agent: $2,500

Miscellaneous: $5,000

Such expenses are payable, by the Company and no portion of such expenses to be borne by the Selling Shareholder.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.  SEE RISK FACTORS IN THIS PROSPECTUS BEGINNING ON PAGE 10 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information from that contained in this prospectus.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.  Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

We will receive no proceeds from the sale of the shares of common stock sold by the Selling Shareholders.

Dealer Prospectus Delivery Obligation

Until _______________________ all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated December 14, 2015

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We are offering to sell, and seeking offers to buy, the Securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Securities.

We have not taken any action to permit a public offering of the Securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the Securities and the distribution of the prospectus outside the United States.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Securities discussed under “Risk Factors,” before deciding whether to buy our Securities.

We are an “emerging growth company” under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for future filings.

History and Overview of the Company

L&S Light & Strong Limited was established in Israel in 2007 and is located in the Kanot Industrial zone near Gedera, Israel. Since inception, the company has been active in providing complete solutions in the emerging field of composite materials. L&S Light & Strong has assisted many companies in the design, development and production of components using composite materials. To date, the majority of sales has been to the aerospace industry sector, with clients including Elbit Systems Limited and Israel Aerospace Industries Limited.

Business Overview

Over the past three years, L&S Light & Strong has received almost all revenues from military and civil aviation in Israel. Our clients have included the Commercial Aircraft Group, Bedek Aviation and The Engineering and Development Group (all separate divisions of Israel Aviation Industries LTD), Elbit Systems Limited and Hexagon Technologies LTD. All the company’s current clients are Israeli based. Our main products over the past three years include:

•	Instrument panels, glare shields and interior parts (e.g. window shades) for Gulfstream Airplanes, particularly models G-150 and the G-280. This product line accounted for approximately 18% of our sales over the past three years.

•	L&S Light and Strong also manufactures fuselages and wings (both central and side wings) for the Hermes 450 UAV. This product line has accounted for approximately 40% of our past three years sales.

•	Another popular product of L&S Light and Strong is the Optical Bench. This is a housing for precision cameras. This segment accounted for approximately 12% of our sales over the past three years.

•	The remaining sales over the past three years is from the manufacturing of parts to convert passenger airplanes to cargo airplanes. Parts manufactured include air conditioning ducts, upper and lower galley, ceilings, liners, storage compartments etc. This segment accounted for approximately 20% of our sales over the past three years. This line of products became the largest line in 2015.

All the products we produce are made out of composite materials. We purchase the raw materials for our composites from vendors in the United States as well as Western European countries. While we are subject to price increases from vendors from time to time, there are no great price fluctuations or scarcity of supplies.

Customers approach L&S Light & Strong , LTD with a particular need for components that need to manufactured from composite materials. The company then designs, develops and produces the required product. At present, the Company produces composite products which include unmanned aerial vehicles (UAVs), mini unmanned aerial vehicles and interior components for business jets. Additionally, the company has created an optical measuring bench utilizing composite materials which offers benefits of greater strength and durability to the existing aluminum variety that is currently available on the open market. To ensure that L&S Light & Strong satisfies its’ customers demand for high quality and durable components, the company utilizes various production technologies including wet lay-up (fibre layers are placed in an open mould and then saturated with a wet resin by pouring it over the fabric and working it into the fabric. The mould is then left so that the resin will cure), prepreg lay-up (composite material has been “pre-impregnated" with an epoxy resin and is moulded into shape using a vacuum process), liquid resin infusion (a process where dry carbon fibre material is laid into a tool. The resin is then injected according to precise requirements of temperature and pressure.) and resin transfer molding (a closed-mold, vacuum-assisted process that employs a flexible solid counter tool used for the B-side surface compression). Once products are manufactured to the client specifications, products are then delivered directly to the customer. These products include but are not limited to antennas, domes, UAV outer shell components and interior composite material components for aircraft.

All corporate and manufacturing activities occur at the company factory which occupies over twenty seven thousand square feet. This site includes: a prepreg room, ovens, autoclave, painting areas, storage areas and production space as well as administrative facilities. The company has options to extend the current facility lease through 2019. L&S Light & Strong currently employs forty nine individuals most of whom are technicians and engineers.

The company ascribes to a high level of quality assurance and is qualified to aeronautical standard AS9100c. Additionally, the company is regularly audited for quality assurance by many of its clients.

Since inception, we have incurred cumulative losses and negative cash flows from operating activities. We had revenues of $ 1,953,000 and a loss of $ 1,471,000 for the six-month period ended June 30, 2015, as well as an accumulated deficit of $ 8,597,000 as of June 30, 2015. We had revenues of $ 4,055,000 and a loss of $ 2,514,000 for the year ended December 31, 2014 and an accumulated deficit of $ 7,126,000 as of December 31, 2014 and a loss of $ 2,514,000 for the year ended December 31, 2014. We anticipate generating losses for the next 12 months. Therefore, we may be unable to continue operations in the future as a going concern. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities which could result should we be unable to continue as a going concern. If we cannot continue as a viable entity, our shareholders may lose some or all of their investment in us.

Objectives

L&S Light & Strong Ltd. is currently looking to expand its product base by actively developing and manufacturing high altitude, solar powered, continuous flight Unmanned Aerial Vehicles (UAVs) for the purpose of broad communications coverage for civilian and military usage applications. The primary purpose of these UAVs and their associated technologies is to provide continuous cellular and wireless broadband access to remote regions around the globe. We believe that there will be many varying commercial uses for our product as this will allow for populations that are currently isolated in regard to broadband connectivity to have improved access to communications and thereby increased services from the different sectors of industry, municipalities and governments. We anticipate that there will also be military applications for our product. Currently, we are hoping to achieve the capabilities of carrying a payload of up to 100 pounds. This weight allowance will allow for the installation of optical and/or radar sensors into our UAV platform. These optical and/or radar sensors will then be able to transmit real time intelligence data to a designated ground control station.

Concurrently, the company will remain committed to its current core business of assisting companies in the design, development and production of components using composite materials.

Market Overview

State governments, local municipalities, corporations, small businesses and health care providers are all increasingly relying on cellphone and broadband technology. Unfortunately, due to remote location or high costs (of installation and maintenance), many world citizens do not have the required connectivity.

Internet Usage

Currently, the world population is approximately 7.2 billion people, of which about 2.8 billion people are internet customers. This translates to roughly 40% of the work population currently utilizing the internet. Conversely, 60% of the world population is not accessing the internet. The contrast is stark between developed countries and developing countries. Internet customers as a percentage of the population in developed countries (North America, Europe and Australia) range between 67.5% - 84.9%, while the corresponding statistics for developing countries (Africa, Asia, Middle East and Latin America) range from 21.3% - 49.3% (source http://www.internetworldstats.com/stats.htm ).

In order to increase cellular and broadband coverage, several options currently exist. These options include:

•	Increasing the number of satellites to provide coverage. This option requires a great deal of sophistication of technology and is extremely expensive (measured in the range of tens and hundreds of millions of dollars depending on the satellite).

•	Laying additional communication cables (TS, DS1), or fiber optic cables. Communication cables are unfortunately already old technology and have a limited shelf life and is hardly worth the expense and labor associated. Fiber optic cables on the other hand are up to date technology but are extremely expensive and investors are rightly concerned about the long duration of time to even begin to see any return on investment. Additionally, fiber optics rely on the availability of real estate as well as local experts to provide infrastructure.

•	Adding short distance wireless hubs and connected routers. Wireless hubs and connectors utilize satellites or fiber optics for connectivity and therefore are subject to the negative issues each have associated with them.

An additional option to increase coverage in the most economically feasible manner is through the use of Unmanned Air Vehicles (UAVs) that act as a mini satellite. The use of this technology has the potential to allow for worldwide continuous aerial coverage for a wide range of applications including internet relay, maritime patrol, search & rescue , border control, communication relay, SIGINT & EW, mapping, disaster monitoring, agriculture monitoring, weather, law enforcement, fire control, and more. To date, one of the challenges that has faced UAV technology has been endurance (defined as the length of time the UAV can remain aloft without the need for refueling) and payload capacity.

Our Mission

To develop and manufacture high altitude, solar powered, continuous flight unmanned aerial vehicles (UAVs) that will allow for individuals within 25 miles to have continuous cellular and broadband connectivity. The company aims to produce UAVs that have the following characteristics:

•	Capability of flying in all weather (by flying above the weather)

•	Flight ceiling of 65,000 feet

•	Solar powered only

•	Ability to fly for 1 year without interruption.

•	Carry a payload of 100 pounds

•	Cost effective

Currently, to the best of our knowledge, there is no commercial flying UAV (based on solar or any other technology) with the ability to stay aloft for greater than two weeks. By creating a solar powered UAV that can fly at near space altitude (above weather) for up to one year of duration without interruption the company believes it can offer an innovative UAV that can revolutionize the industry. (source: https://en.wikipedia.org/wiki/Unmanned_aerial_vehicle#Endurance)

L&S Light & Strong has assembled a team of experts from the cutting edge of the UAV industry. Our expertise spans the fields of UAV operations, system integration, aerodynamics, structural design, solar cells, electrical systems, systems engineering, batteries, propulsion, flight control systems, aero elasticity, certification, flight testing, maintenance and large project management.

Plan of Operations

The Company will remain committed to its current core business of assisting companies in the design, development and production of components using composite materials.

The Company will continue the developing and manufacturing high altitude Long endurance solar powered, continuous flight unmanned aerial vehicles (UAVs). It is intended that this process will conducted in a series of sequential phases.

Phase 1 – Concept LS8-A - Full scale prototype development.

The goal – To create a technology data base reference to serve as proof of concept.

The objectives – A full scale flyable platform with sufficient static stability.

First flight is expected in one year.

Phase 2 – Concept LS8-B - Full System/platform prototype development of solar UAV.

The goal – To develop a commercially successful solar UAV concept B – 26m.

The objectives – A full scale flyable platform with an endurance of up to 45 days.

First flight is expected at the end of year 3.

Phase 3 – Concept LS8-C - Full System/platform prototype development of solar UAV.

The goal – To develop a commercially successful solar UAV concept C – ultra wide wing span.

The objectives – A full scale flyable platform that can achieve an altitude of up to 65,000 ft.

First flight is expected at the end of year 5.

Competition

Google - Google acquired U.S. unmanned-aircraft developer Titan Aerospace in April 2014. Additionally, Google has obtained approvals for broadcast transmission testing in an area around Titan’s base at Moriarty, New Mexico. Prior to accession, Titan, was developing the Solara family of “solar atmospheric satellites,” designed to stay aloft up to five years. The initial Solara 50 is said to have a 164-ft. wing span and 70-lb. payload.

Airbus - Airbus Defense and Space acquired Zephyr, a series of lightweight solar-powered UAVs originally designed and built by the United Kingdom company, QinetiQ. The Zephyr 7 holds the official endurance record for an unmanned aerial vehicle for its flight from 9 July to 23 July 2010, lasting 336 hours and 22 minutes (2 weeks).

Facebook - In March, 2014, Facebook acquired Ascenta, a U.K. consultancy Ascenta drone manufacturer. This acquisition has brought Facebook personnel who were responsible for designing early versions of the QinetiQ Zephyr solar-powered unmanned aircraft. In 2010, the Zephyr 7 set a world endurance record of 336 hours and 22 minutes, reaching an altitude of 70,740 feet.

Corporate Information

Our principal executive offices are located at Haadom Street, Kanot Industrial Zone, Gadera, Israel 7070000. Our telephone number at this address is+972-8-9316232. Our agent for service of process in the United States is Matheau J. W. Stout, Esq., 400 E. Pratt Street, 8th floor, Baltimore, MD, 21202.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is www.light-and-strong.com .. The information contained on our website is not a part of this prospectus.

RISK FACTORS

An investment in our Securities involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our Securities. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our Securities could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our securities less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to: (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; (2) only two years of audited financial statements in addition to any required interim financial statements and correspondingly reduced disclosure in management’s discussion and analysis of financial condition and results of operations; and (3) to the extent that we no longer qualify as a foreign private issuer, (a) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and (b) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation. We may take advantage of these provisions for up to five years or such earlier time that we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” upon the earliest to occur of: (1) the last day of the fiscal year in which we have more than $1.0 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities; (3) the issuance, in any three-year period, by our company of more than $1.0 billion in non-convertible debt securities held by non-affiliates; and (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering. We may choose to take advantage of some but not all of these reduced reporting burdens. As a result, the information that we provide our security holders may be different than you might get from other public companies in which you hold equity interests. We cannot predict if investors will find our securities less attractive because we may rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the price of our securities may be more volatile.

Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a U.S. public company, we will incur legal, accounting, and other expenses that we did not previously incur. We will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the exchange on which our securities are listed and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company” and/or a foreign private issuer. The Exchange Act would require that, as a public company, we file annual, quarterly and current reports with respect to our business, financial condition and result of operations. However, while we expect to submit quarterly interim consolidated financial data to the SEC under cover of the SEC’s Form 6-K, as a foreign private issuer, we are not required to file quarterly and current reports with respect to our business and results of operations. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective disclosure controls and procedures and internal control over financial reporting. In order to establish and maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and results of operations. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our cost and expense.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expense and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

We have a history of net losses and we expect to continue to incur substantial and increasing net losses for the foreseeable future.

Since inception, we have incurred cumulative losses and negative cash flows from operating activities. We had revenues of $ 1,953,000 and a loss of $ 1,471,000 for the six-month period ended June 30, 2015, as well as an accumulated deficit of $ 8,597,000 as of June 30, 2015. We had an accumulated deficit of $ 7,126,000 as of December 31, 2014 and a loss of $ 2,514,000 for the year ended December 31, 2014. We anticipate generating losses for the next 12 months. Therefore, we may be unable to continue operations in the future as a going concern. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities which could result should we be unable to continue as a going concern. If we cannot continue as a viable entity, our shareholders may lose some or all of their investment in us.

In addition, our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. As a result, we may not be able to obtain additional necessary funding. There can be no assurance that we will ever achieve any revenues or profitability. The revenue and income potential of our proposed development of a UAV are unproven, and the lack of operating history makes it difficult to evaluate the future prospects of our business.

If we fail to grow our active customer base, or if customer engagement on our products declines, our business, financial condition and operating results may be materially and adversely affected.

The growth of our active customer base and the level of customer engagement are critical to our success. Our business has been and will continue to be significantly affected by our success in growing the number of active customers and increasing their overall level of engagement,. We anticipate that our customer growth rate will slow over time as the size of our customer base increases. To the extent our customer growth rate slows, our success will become increasingly dependent on our ability to increase customer engagement. A number of factors could potentially negatively affect customer growth and engagement, including if:

•	we are unable to attract new customers or retain existing ones;

•	customers engage with our competitors’ products or services instead of ours;

•	influential customers switch to our competitors or use other products or services more frequently;

•	there is a decrease in the perceived quality or reliability of our products and services by our customers;

•	we fail to introduce new and improved products or services or we introduce new or improved products or services that are not well received by customers;

•	technical or other problems prevent us from delivering our products or services in a rapid and reliable manner or otherwise adversely affect the customer experience;

•	customers believe that their experience is diminished as a result of the decisions we make;

•	there are customer concerns related to privacy and communication, safety, security or other factors;

•	there are adverse changes in our products or services that are mandated by, or that we elect to make to address, legislation, regulations or government policies; or

•	we do not maintain our brand image or our reputation is damaged

If we are unable to increase our active customer base or customer engagement, or if the number of customers or their level of engagement declines, this could result in our products and services being less attractive to potential new customers, which would have a material and adverse impact on our business, financial condition and operating results.

We have a limited operating history in a new and unproven market, which makes it difficult to evaluate our future prospects.

If we fail to educate potential customers about the value of our products and services, if the market for our products does not develop as we expect or if we fail to address the needs of this market, our business will be harmed. Failure to adequately address these or other risks and challenges could harm our business and cause our operating results to suffer.

We have incurred significant net losses in the past, and we may not be able to achieve or subsequently maintain profitability.

Since our inception, we have incurred significant net losses. As of December 31, 2014, we had an accumulated deficit of $ 7,126,000 USD. We believe that our future revenue growth will depend on, among other factors, our ability to attract new customers, increase customer engagement, establish effective monetization strategies, compete effectively and successfully, and develop new products and services. Accordingly, you should not rely on the revenues of any prior quarterly or annual period as an indication of our future performance. We also expect our costs to increase in future periods as we continue to expand our business and operations. We also expect to incur substantial costs and expenses as a result of being a public company. If we are unable to generate adequate revenues and to manage our expenses, we may continue to incur significant losses in the future and may not be able to achieve or subsequently maintain profitability.

Our new products, services and initiatives and changes to existing products, services and initiatives could fail to attract customers and customers or generate revenues.

Our ability to increase the size and engagement of our customer base, attract customers and generate revenues will depend in part on our ability to create and offer successful new products and services. We may introduce significant changes to our existing products and services or develop and introduce new products and services, including technologies with which we have little or no prior development or operating experience. If new or enhanced products or services fail to engage customers, customers and platform partners, we may fail to attract or retain customers or to generate sufficient revenues to justify our investments, and our business and operating results

We might not be able to finish the development of our product

Our product is in the beginning of the development stage process and consequently we may face many expected and unexpected challenges. We anticipate our most challenging issues to be in developing the energy management system and how our product will perform in flight conditions associated with altitudes of 65,0000 feet. There may be additional challenges of which we are currently unaware. Additionally, as there are currently no commercial flying solar UAVs with the ability to stay aloft for greater than two weeks, our technology is unique. Being that our product is at the beginning stages of development there is no guaranty that we will be able to complete the development of our products as we might encounter technological limitations which may cause us to cancel the program. Additionally, these technical challenges may cause delay to our schedule to produce and market our product. These delays can add additional expenses that may cause us to cancel the program.

Furthermore, our ability to develop our Solar Hale UAV is dependent on our ability to raise additional capital. Without such capital we will not be able to develop our product.

Our product is subject to risks associated with aviation

While we intend to follow all industry safety standards, as our product is a UAV, it contains the risk of mid air collisions. Additionally, inclement weather, human error, take off and landing malfunctions, and mid air malfunctions can cause our product to crash. Any of these malfunctions or accidents can cause serious damage to life and property of unknown consequence. If such an accident or malfunction occurs causing damage to life and/or property, the implications for our product and company would be negative and could even be devastating to the point of causing us to cease operations.

If we fail to effectively manage our growth, our business and operating results could be harmed.

We continue to experience rapid growth in our business and operations, which will continue to place significant demands on our management, operational and financial resources. We may encounter difficulties as we establish and expand our operations, product development, sales and marketing, and general and administrative capabilities. We face significant competition for talented employees from other high-growth companies, which include both publicly traded and privately held companies, and we may not be able to hire new employees quickly enough to meet our needs. To attract highly skilled personnel, we have had to offer, and believe we will need to continue to offer, competitive compensation packages. As we continue to grow, we are subject to the risks of over-hiring, over-compensating our employees and over-expanding our operating infrastructure, and to the challenges of integrating, developing and motivating a growing employee base. In addition, we may not be able to innovate or execute as quickly as a smaller and more efficient organization. If we fail to effectively manage our hiring needs and successfully integrate our new hires, our efficiency and ability to meet our forecasts and our employee morale, productivity and retention could suffer, and our business and operating results could be adversely affected.

Providing products and services to customers may be costly and we expect our expenses to continue to increase in the future as we broaden our customer base and increase customer engagement, and develop and implement new features, products and services that require more infrastructure. In addition, our costs and expenses, such as our labor-related expenses, product development expenses and sales and marketing expenses, have grown rapidly as we have expanded our business. Historically, our costs have increased each year due to these factors and we expect to continue to incur increasing costs to support our anticipated future growth. We expect to continue to invest in our infrastructure in order to enable us to provide our products and services rapidly and reliably to customers. Continued growth could also strain our ability to maintain reliable service levels for our customers, develop and improve our operational, financial, legal and management controls, and enhance our reporting systems and procedures. Our expenses may grow faster than our revenues, and our expenses may be greater than we anticipate. Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, operating results and financial condition could be harmed.

Our operating results may fluctuate from quarter to quarter, which makes them difficult to predict.

Our quarterly operating results have fluctuated in the past and will fluctuate in the future. As a result, our past quarterly operating results are not necessarily indicators of future performance. Our operating results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•	we are unable to attract new customers or retain existing ones

•	customers engage with our competitors’ products or services instead of ours;

•	influential customers switch to our competitors or use other products or services more frequently;

•	there is a decrease in the perceived quality or reliability of our products and services by our customers;

•	we fail to introduce new and improved products or services or we introduce new or improved products or services that are not well received by customers;

•	technical or other problems prevent us from delivering our products or services in a rapid and reliable manner or otherwise adversely affect the customer experience;

•	customers believe that their experience is diminished as a result of the decisions we make;

•	there are customer concerns related to privacy and communication, safety, security or other factors;

•	there are adverse changes in our products or services that are mandated by, or that we elect to make to address, legislation, regulations or government policies; or

•	we do not maintain our brand image or our reputation is damaged.

Given our limited operating history and the rapidly evolving market in which we compete, our historical operating results may not be useful to you in predicting our future operating results. We believe our rapid growth may understate the potential seasonality of our business. As our revenue growth rate slows, we expect that the seasonality in our business may become more pronounced and may in the future cause our operating results to fluctuate. In addition, economic concerns continue to create uncertainty and unpredictability and add risk to our future outlook. An economic downturn in Israel or globally could result in reductions in revenue, as our customers reduce their budgets, and other adverse effects that could harm our operating results.

Any systems failure or compromise of our security that results in the unauthorized access to or release of our customers’ data could significantly limit the adoption of our products and services, as well as harm our reputation and brand and, therefore, our business. We expect to continue to expend significant resources to protect against security breaches. The risk that these types of events could seriously harm our business is likely to increase as we expand the number of products and services we offer and increase the size of our customer base.

New laws or regulations concerning data protection, or the interpretation and application of existing consumer and data protection laws or regulations, which is often uncertain and in flux, may be inconsistent with our practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our practices, which could have an adverse effect on our business and operating results. Complying with new laws and regulations could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.

Our business and growth could suffer if we are unable to hire and retain key personnel.

We depend on the continued contributions of our senior management and other key employees, many of whom are difficult to replace. The loss of the services of any of our executive officers or other key employees could harm our business. Competition for qualified talent in Israel is intense. Our future success is dependent on our ability to attract a significant number of qualified employees and retain existing key employees. If we are unable to do so, our business and growth may be materially and adversely affected and the trading price of our Securities could suffer. Our need to significantly increase the number of our qualified employees and retain key employees may cause us to materially increase compensation-related costs, including stock-based compensation.

Future investments in and acquisitions of complementary assets, technologies and businesses may fail and may result in equity or earnings dilution.

We may invest in or acquire assets, technologies and businesses that are complementary to our existing business. Our investments or acquisitions may not yield the results we expect. In addition, investments and acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, significant amortization expenses related to intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the cost of identifying and consummating investments and acquisitions, and integrating the acquired businesses into ours, may be significant, and the integration of acquired businesses may be disruptive to our existing business operations. In the event that our investments and acquisitions are not successful, our financial condition and results of operations may be materially and adversely affected.

We may be subject to intellectual property infringement claims or other allegations by third parties, which may materially and adversely affect our business, financial condition and prospects.

We may be subject to intellectual property infringement claims or other allegations by third parties for products or services we provide, which may materially and adversely affect our business, financial condition and prospects.

Companies in the technology industry are frequently involved in litigation based on allegations of infringement of intellectual property rights, unfair competition, and other violations of other parties’ rights. The validity, enforceability and scope of protection of intellectual property rights, particularly in Israel, are uncertain. As we face increasing competition and as litigation becomes more common in Israel in resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims.

Defending intellectual property litigation is costly and can impose a significant burden on our management and employees, and there can be no assurances that favorable final outcomes will be obtained in all cases. Such claims, even if they do not result in liability, may harm our reputation. Any resulting liability or expenses, or changes required to our products to reduce the risk of future liability, may have a material adverse effect on our business, financial condition and prospects.

Our business and operating results may be harmed by service disruptions, or by our failure to timely and effectively scale and adapt our existing technology and infrastructure.

One of the reasons people come to L&S Light & Strong is for timely delivery of our products and services. We have experienced, and may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, hardware failure, capacity constraints. Any disruption or failure in our infrastructure could hinder our ability to handle existing customers, which could significantly harm our business and our ability to retain existing and new customers.

We prioritize product innovation and customer experience over short-term operating results, which may harm our revenues and operating results.

We encourage employees to quickly develop and help us launch new and innovative features to our products. We focus on improving the customer experience for our products and services and on developing new and improved products and services for our customers. We prioritize innovation and the experience for customers of L&S Light & Strong over short-term operating results. We frequently make product and service decisions that may reduce our short-term operating results if we believe that the decisions are consistent with our goals to improve the customer experience and performance for customers, which we believe will improve our operating results over the long term. These decisions may not be consistent with the short-term expectations of investors and may not produce the long-term benefits that we expect, in which case our customer growth and customer engagement, our relationships with customers and our business and operating results could be harmed. In addition, our focus on the customer experience may negatively impact our relationships with our existing or prospective customers. This could result in a loss of customers, which would harm our revenues and operating results.

We have limited business insurance coverage.

We have limited business liability or disruption insurance coverage for our operations. Any business disruption, litigation or natural disaster may cause us to incur substantial costs and divert our resources.

We are also vulnerable to natural disasters and other calamities.

We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide products and services to our customers.

We have no experience operating as a public company.

We have no experience conducting our operations as a public company. We may encounter operational, administrative and strategic difficulties as we adjust to operating as a public company. This may cause us to react more slowly than our competitors to industry changes and may divert our management’s attention from running our business or otherwise harm our operations.

In addition, since we are becoming a public company, our management team will need to develop the expertise necessary to comply with the numerous regulatory and other requirements applicable to public companies, including requirements relating to corporate governance, listing standards and securities and investor relations issues. As a public company, our management will have to evaluate our internal control system independently with new thresholds of materiality, and to implement necessary changes to our internal control system. We cannot guarantee that we will be able to do so in a timely and effective manner.

We face certain risks relating to the real properties that we lease.

We primarily lease space from third parties for our operations in Israel. Any defects in lessors’ title to the leased properties may disrupt our use of our offices, which may in turn adversely affect our business operations. For example, certain buildings and the underlying land are not allowed to be used for industrial or commercial purposes without relevant authorities’ approval, and the lease of such buildings to companies like us may subject the lessor to pay premium fees to the ISRAELI government. We cannot assure you that the lessor has obtained all or any of approvals from the relevant governmental authorities. As of the date of this prospectus, we are not aware of any actions, claims or investigations being contemplated by government authorities with respect to the defects in our leased real properties or any challenges.

Risks Relating to Our Securities and This Offering

An active trading market for our Securities may not develop and the trading price for our Securities may fluctuate significantly.

We have not applied to list our Securities on the NYSE or NASDAQ Global Market. Prior to the completion of this offering, there has been no public market for our Securities, and we cannot assure you that a liquid public market for our Securities will develop. If an active public market for our Securities does not develop following the completion of this offering, the market price and liquidity of our Securities may be materially and adversely affected. The initial public offering price for our Securities will be determined by us based upon several factors, and we can provide no assurance that the trading price of our Securities after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their Securities.

The trading price of our Securities is likely to be volatile, which could result in substantial losses to investors.

The trading price of our Securities is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in Israel that have listed their securities in the United States. A number of Israeli companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Israeli companies’ securities after their offerings may affect the attitudes of investors toward Israeli companies listed in the United States in general and consequently may impact the trading performance of our Securities, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our Securities may be highly volatile for factors specific to our own operations, including the following:

•	variations in our revenues, earnings and cash flow;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures;

•	announcements of new services and expansions by us or our competitors;

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us;

•	additions or departures of key personnel; and

•	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our Securities will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Securities, the market price for our Securities and trading volume could decline.

The trading market for our Securities will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our Securities, the market price for our Securities would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Securities to decline.

The sale or availability for sale of substantial amounts of our Securities could adversely affect their market price.

Sales of substantial amounts of our Securities in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our Securities and could materially impair our ability to raise capital through equity offerings in the future. The Securities sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 54,394,185 Securities outstanding immediately after this Registration.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Securities for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Securities as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Securities will likely depend entirely upon any future price appreciation of our Securities. There is no guarantee that our Securities will appreciate in value after this offering or even maintain the price at which you purchased the Securities. You may not realize a return on your investment in our Securities and you may even lose your entire investment in our Securities.

We may be classified as a passive foreign investment company under U.S. tax law, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Securities.

Depending upon the value of our assets, which is determined based on the market value of our Securities, and the nature of our assets and income over time, we could be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Based on our current income and assets and projections as to the value of our ordinary shares and Securities pursuant to this offering, we do not expect to be classified as a PFIC for the current taxable year. While we do not anticipate becoming a PFIC for the current taxable year, fluctuations in the market price of our Securities or ordinary shares may cause us to become a PFIC for the current or any subsequent taxable year.

We will be classified as a PFIC for any taxable year if either (i) 75% or more of our gross income for the taxable year is passive income or (ii) 50% or more of the value of our assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. Because of the uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year on the basis of the composition of our income and the value of our active versus passive assets, there can be no assurance that we will not be a PFIC for current the taxable year or any future taxable year. The overall level of our passive assets will be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. Under circumstances where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.

If we were to be or become classified as a PFIC, a U.S. Holder (as defined in “Taxation—Material United States Federal Income Tax Considerations—General”) may be subject to reporting requirements and may incur significantly increased U.S. federal income tax on gain recognized on the sale or other disposition of the Securities and on the receipt of distributions on the Securities to the extent such gain or distribution is treated as an “excess distribution” under the U.S. federal income tax rules. Further, if we were a PFIC for any year during which a U.S. Holder held our Securities, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our Securities. You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of acquiring, holding, and disposing of Securities if we are or become classified as a PFIC. For more information see “Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Israel law.

We are an exempted company incorporated under the laws of the Israel. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law of the Israel (2013 Revision) and the common law of the Israel. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Israel law are to a large extent governed by the common law of the Israel. The common law of the Israel is derived in part from comparatively limited judicial precedent in the Israel as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Israel. The rights of our shareholders and the fiduciary responsibilities of our directors under Israel law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Israel has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Israel. In addition, Israel companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

The Israel courts are also unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•	to impose liabilities against us, in original actions brought in the Israel, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the Israel of judgments obtained in the United States, although the courts of the Israel will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of Israel (1999), and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Ordinary Shares—Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Israel company and all of our assets are located outside of the United States. Substantially all of our current operations are conducted in Israel. In addition, a majority of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of Israel may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of Israel, see “Enforceability of Civil Liabilities.”

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of NASDAQ. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

AND INDUSTRY DATA

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	expected changes in our revenues, costs or expenditures;

You should read thoroughly this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable.

DIVIDEND POLICY

We have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares or Securities. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has discretion as to whether to distribute dividends, subject to applicable laws. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our SHARE holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

ENFORCEABILITY OF CIVIL LIABILITIES

(Item 702) Indemnification of Directors and Officers.

Under Item 702 of Regulation S-K, the Company must state the general effect of any statute, charter provisions, by-laws, contract or other arrangements under which any controlling persons, director or officer of the registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such. The Company has no Bylaws; however, the Company’s physical location outside of the United States in Israel provides certain inherent protection against liability for the Company’s Directors and Officers, as discussed below.

We are registered under the laws of the Israel as an exempted company with limited liability. We are registered in Israel because of certain benefits associated with being an Israeli company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Israel has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Israel companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

Under Item 510 of Regulation S-K, the Company is required to make the following declaration: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

We have appointed Matheau J. W. Stout, Esq, 400 E Pratt street, Baltimore, MD, 21202 as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Victor Tshuva & Co., our counsel as to Israeli law, has advised us that there is uncertainty as to whether the courts of the Israel would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers, predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in Israel against us or our directors or officers, predicated upon the securities laws of the United States or any state in the United States.

Victor Tshuva & Co. has informed us that although there is no statutory enforcement in the Israel of judgments obtained in the federal or state courts of the United States (and the Israel are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Israel at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Israel, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of Israel. However, the Israeli courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Israel to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Israel, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Israel.

CORPORATE HISTORY AND STRUCTURE

Corporate History

L&S Light & Strong Limited was established in Israel in 2007 and is located in the Kanot Industrial zone near Gedera, Israel. Since inception, the company has been active in providing complete solutions in the emerging field of composite materials. L&S Light & Strong , LTD has assisted many companies in the design, development and production of components using composite materials. To date, the majority of sales has been to the aerospace industry sector, with clients including Elbit Systems Limited and Israel Aerospace Industries Limited.

Customers approach L&S Light & Strong , LTD with a particular need for components that need to manufactured from composite materials. The company then designs, develops and produces the required product. At present, the Company produces composite products which include unmanned aerial vehicles (UAVs), mini unmanned aerial vehicles and interior components for business jets. Additionally, the company has created an optical measuring bench utilizing composite materials which offers benefits of greater strength and durability to the existing aluminum variety that is currently available on the open market. To ensure that L&S Light & Strong satisfies its’ customers demand for high quality and durable components, the company utilizes various production technologies including wet lay-up, prepreg lay-up, liquid resin infusion (LRI) and resin transfer molding (RTM). Once products are manufactured to the client specifications, products are then delivered directly to the customer. Most of the products are "built to print" which means the design is made by the customer, the company produced the products for the client according to client's design. We produce for IAI more than 160 different parts made from composite materials for the interior of Boeing 767-300. We produce parts for the Gulfstream G280 aircraft. We produce the full Hermes 450 for Elbit Systems. Typical production time is one month from receiving order to delivery.

In 2014 our three largest clients were Elbit Systems Ltd, Commercial Aircraft group (A division of IAI) and Bedek Aviation Group (A division of IAI), which comprises 87% (51%, 11% and 25% respectively) of our gross revenues.

Some of our products are used for military applications. The Elbit Systems Hermes 450 is an Israeli medium size multi-payload unmanned aerial vehicle (UAV) designed for tactical long endurance missions. It has an endurance of over 20 hours, with a primary mission of reconnaissance, surveillance and communications relay. L&S Light and Strong produces the Fuselage and wings for the Hermes 450 military UAV.

All corporate and manufacturing activities occur at the company factory which occupies over twenty seven thousand square feet. This site includes: a prepreg room, ovens, autoclave, painting areas, storage areas and production space as well as administrative facilities. The company has options to extend the current facility lease through 2019. L&S Light & Strong currently employs forty nine individuals most of whom are technicians and engineers.

Control History

Due to financial difficulties, the former parent company (SDS Ltd.) entered liquidation proceedings in 2014. In July 2014, the Controlling owners (Gal Erez & Ofer Amir) (the "Controlling Owners") purchased 1,706,133 shares (in equal parts), representing 93.26% of the company's share capital (at such time), from the liquidator, thereby purchasing control of the company. Controlling owner purchased total of 1,706,133 company shares in consideration for NIS 1,450,000 (approx. $380,000 USD).

In July 2014, the Company and Controlling Owners signed an agreement with an entrepreneur, Mr. Efraim Menashy (the “Entrepreneur”) regarding the purchase of know how pertaining to the development of a solar-powered UAV. In consideration for transfer of all rights to the aforementioned know how, the company issued 16,465,203 ordinary shares to the Entrepreneur, to be held in trust. Likewise, the company issued 5,488,400 options to the Entrepreneur, exercisable into 5,488,400 ordinary shares of the Company. In July 2014, the general meeting of the shareholders of the company approved the issuance of 16,465,203 ordinary Shares Company and the issuance of 5,488,400 options to the Entrepreneur.

In July 2014, the general meeting of the shareholders of the company approved the allocation of 36,589,340 Company shares to the controlling owner (in equal parts) in consideration for conversion of approximately $292 thousand (NIS 1 million) of the aforementioned shareholders’ loan purchased from liquidator.

After issue and allocation to the Controlling owner and to the Entrepreneur, these shares represented approximately 58% and 33% of the company's fully diluted paid-in share capital, respectively.

On November 3, 2014 the Controlling Owner purchased 54,844 Company shares from former shareholders in consideration for $265 (NIS 1 thousand).

On July 20, 2014 the Controlling Owner purchased 68,450 Company shares, from former shareholders in consideration for $3,200 (NIS 12 thousand).

In late 2014, the Company signed agreements with various investors to issue a total of 6,314,730 Company shares in consideration for $1,423,767 in aggregate, as part of the company's plan to raise capital for the development of the solar-powered UAV. These shares represented approximately 9.5% of the Company's fully diluted paid-in share capital. These investors Tal Rivkind, Dan Yerushalmi, Yachin Afek, Samuel Anderman, Rigal  Hava & Daniel, Avi Meir Ben Zur, Dreuzin David & Tamar, Gil Cohen, Amit Erez, Yoav Guez, Y.A.Z. Investments & Assets LTD., Joseph Etstein, Yaniv Saar Saady, Maoz Eitan - Legal Services, Ronen (Naim) Cohen, Kalifi Mishpatim LTD. For more details please see labeled "Selling Shareholders" below.

In January 2015, the company's Board of Directors approved a plan for granting options to Company employees, consultants and service providers, as per the provisions of Clause 102 to the Income Tax Ordinance, in the "capital gain track". An issuance of options under this plan will be by a written agreement with the individual, specifying, inter alia, the number of shares derived from exercise of the options, vesting date, date of expiration, etc., as approved by the Board of Directors.

On March 5, 2015, the parties mentioned above signed an agreement which effectively cancels the contract as pertains to the Entrepreneur, according to which the Entrepreneur will return the shares and options issued to him. At the same date, the Company signed a new contract with the Entrepreneur, whereby the Company will issue a total of 8,008,754 shares to various parties, as per the request of the Entrepreneur and in accordance with the agreement signed with him. These shares will represent approximately 15.18% of the Company’s fully diluted paid-in share capital.

On April 14, 2015, the Company’s Board of Directors approved to issue a total of 8,008,754 Company shares to various parties, as per the request of the Entrepreneur simultaneously to the approval of the Board of Directors for the cancelation of 16,465,203 Shares in the Company and of 5,488,400 options issued to the Entrepreneur as mentioned in Section 2 above.

Memorandum and Articles of Association

In accordance with Item 10B of Form 20-F, the Company is providing the following summary of key elements of our Memorandum and Articles of Association:

The liability of a shareholder in the company for the company's debts shall be limited to payment of the full allocation price of the shares owned by him. On payment of the aforesaid allocation price the shareholder and the transferees shall not have any debt to the company, except under a written undertaking or under the provisions of any law.

The objects for which the company was founded: To initiate, organize, conduct and engage in any business and matter in Israel and abroad, which is permitted by any law.

The company's capital and the shares

The company's authorized share capital shall have no par value and shall be divided into 1,000,000,000 ordinary no par value shares.

The ordinary shares shall have equal rights and shall confer the following rights on their holders:

Each ordinary share shall confer on its holder the right to be invited to meetings of the company of all kinds, to participate in votes and to vote at them, with each holder of a share who is present at a meeting, whether personally or by means of a proxy, having one vote per share.

Each ordinary share shall confer on its holder the right to participate in the distribution of the company's profits, to receive a dividend and benefits from the company and the right to participate in the distribution of the company's surplus property on its winding up, and in the case of winding up to receive its par value together with any premium which was paid for it.

The company

The general meeting

General meetings of the company shall be convened at least once every 12 (twelve) months, at a date and place to be determined by the board of directors, but not later than 15 (fifteen) months after the last previous general meeting. These general meetings shall be called "ordinary meetings". The other meetings of the company shall be called "special meetings". The ordinary meeting shall receive the directors' report and shall discuss it, shall receive the financial statements and the balance sheet, shall appoint an auditor and shall discuss all the other matters which must be discussed at the annual general meeting of the company according to these Articles or according to the Law.

The directors may convene a special meeting whenever they see fit, and they are obliged to convene an extraordinary meeting at the demand of anyone entitled to demand the holding thereof under Section 63 of the Law, and if it is not convened by the directors, those demanding it may convene it, on the conditions laid down in Section 64 of the Law. Any demand to convene a meeting shall state the purposes for which it is requested that the meeting be called, and shall be delivered to the office signed by those demanding it.

The notices of the holding of the general meeting – whether ordinary or special - shall be delivered to everyone entitled to participate in it, not later than 14 days before the date of holding it, in the manner determined by the company at the shareholders' meeting, but it shall not be necessary to give notice of the holding of a general meeting by an announcement in a newspaper unless the board of directors has expressly stated this.

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Notwithstanding the aforesaid, the board of directors of the company may call a general meeting of the company by notice shorter than specified above (but in any case of at least 7 days) if an urgent decision is required. In addition, by agreement of all the members who are entitled to receive notice of a particular meeting, that meeting can be called by notice shorter than that specified in this Article, and in a manner which the shareholders consider appropriate. If all the shareholders who are entitled to receive an invitation to a meeting have passed a resolution waiving delivery of prior invitation, the aforesaid meeting shall be deemed to be a meeting which was duly convened.

Notice of a general meeting shall state the place and date of the meeting and the agenda and reasonable details of the matters for discussion.

The agenda of the general meeting shall be determined by the board of directors and shall include both matters for which the convening of a special meeting was demanded under Article 7.1.2 above and a matter requested by one or more shareholders having at least 10% (ten) percent of the voting rights at the general meeting, provided that the matter is appropriate for discussion at a general meeting. The board of directors of the company shall give all the members of the company written notice, which shall set out the final agenda determined for the general meeting, not later than 7 days before the intended date of the meeting.

If the agenda of the meeting includes a proposal for alteration of the Articles, the wording of the proposed alteration shall be attached to the aforesaid notice.

At the general meeting resolutions shall only be passed on the matters set out in the agenda.

A quorum at the general meeting (including a postponed meeting) shall exist when a number of members having more than half the votes entitled to vote at company meetings are present. If the necessary quorum does not appear, the meeting shall be postponed to a week after the original date (and if that date is a Saturday or holiday – to the first business day thereafter), at the same place and time. A quorum at a postponed meeting shall exist when a number of members having more than 25% of the votes entitled to vote at company meetings are present.

The person serving as chairman of the board of directors at the time of holding the meeting shall serve as chairman of the general meeting (and in his absence another member of the board of directors and/or any third party elected by the meeting shall serve as chairman of the meeting).

At company meetings the holder of more than one ordinary share shall be represented by not more than one representative, and each shareholder in the company shall have the same number of votes as the number of the ordinary shares owned by him.

Subject to any law, proposals put to the vote at the general meeting shall be passed by an ordinary majority of the ordinary shareholders.

The general meeting may assume powers granted to the board of directors or to another organ, whether generally or for a particular matter or particular period of time. If the general meeting assumes powers granted to other organs of the company as stated in this sub-clause, the provisions of the Law which apply to the matter shall apply with regard to the members.

The board of directors

The board of directors of the company shall consist of between 2 directors and 11 directors. Directors shall be appointed to the board of directors of the company by written notice by a shareholder who holds more than 10% of the issued and paid up share capital of the company.

Such a shareholder shall be entitled to appoint one director to the board of directors of the company for each 10% of the issued and paid up share capital of the company held by him (in other words, a shareholder who holds 20% of the issued and paid up share capital of the company shall be entitled to appoint 2 directors to the board of directors of the company).

20

Operation of the board of directors

The chairman of the board of directors (and in his absence – the chairman of any meeting) shall be appointed by the board of directors from among its members.

The quorum required for meetings of the board of directors, unless a special quorum is required for a particular matter, shall be such number of directors as constitutes a majority of the directors holding office in the company.

If a meeting of the board of directors of the company has been duly called and at the appointed date and time an appropriate quorum is not present, the meeting shall be postponed to the same time and place after the passage of 7 days (and if a festival or public holiday falls on that date – to the first business day thereafter), and in such a case at least one-third of the members of the board of directors shall constitute a proper quorum.

The holding of meetings of the board of directors requires advance notice of at least 7 days, but all the directors, by unanimous resolution, may decide on the holding of a meeting of the board of directors even without fulfillment of this condition. The notice of the meeting shall be in writing and the chairman of the board of directors, or any of the members of the board of directors, shall have the power to call a meeting of the board of directors.

Subject to the provisions of sub-clause 7.3.5 below, resolutions shall not be passed at meetings of the board of directors unless the meeting was duly convened and the quorum as stated above is present. The board of directors may hold a discussion and pass resolutions even if some of its members participate in the meeting through means of communication, subject to the provisions of the Law on the matter.

Any proposed resolution, in writing, which has been signed by all the members of the board of directors holding office at that time shall be deemed to have been passed by the board of directors at a duly convened meeting.

Voting at meetings of the board of directors

Proposals put to the vote at meetings of the board of directors shall be passed by a majority of votes.

In votes which are held by the board of directors each member of the board of directors shall have one vote.

The chairman of the board of directors of the company (or the chairman of any meeting – in the absence of the chairman of the board of directors) shall not have a casting vote or additional vote in votes of the board of directors.

Subject to the provisions of any law applicable in the matter, a member of the board of directors may give a proxy to another to participate in and vote in his name and place at meetings of the board of directors without having to give advance notice of appointment of the proxy and/or to deposit the proxy document in advance at the company's offices. It is clarified that any director may act as proxy of another director and vote at any meeting in his name and in the name of another director who has given him a proxy, provided that at the beginning of the meeting he has exhibited an appropriate proxy document from the director who gave him the proxy.

An alternate for a member of the board of directors shall have the same number of votes as the votes of the member for whom he is substituting (and if the alternate is himself a member of the board of directors his vote shall be in addition to the vote of the member for whom he is substituting).

Notices

A notice or any other document may be delivered by the company to any person, whether personally or by dispatch by registered post in Israel, by letter addressed according to the registered address of that shareholder which the shareholder indicated in writing to the company as the address for delivery of notices or other documents.

A member, who is not registered in the shareholders' register as stated in the Law, shall not be entitled to receive any notice from the company.

Any notice or document which was sent by the company by registered post in Israel to an address in Israel shall be deemed to have reached its destination 4 business days from the date of handing it over for dispatch by post, addressed to the correct address. If the address was abroad or the notice or document was sent by registered airmail from abroad to an address in Israel, it shall be deemed to have been delivered at its destination 10 business days from the date of handing it over for dispatch. Non-delivery of notice of a meeting or other notice to any shareholder shall not lead to cancellation of a resolution which was passed at that meeting or to cancellation of proceedings based on that notice. Any record which is made in the ordinary manner in the company’s books shall be deemed to be prima facie evidence of the dispatch, as recorded in those books.

SELECTED COMBINED AND CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected consolidated financial data for the periods and as of the dates indicated. You should read the following selected consolidated financial data in conjunction with our audited consolidated financial statements and the related notes thereto included elsewhere in this Registration Statement on Form F-1 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

	Year ended December 31,		Six Months ended June 30, 2015
	2014	2013
	US $ in thousands		US $ in thousands
			Unaudited
CURRENT ASSETS:
Cash and cash equivalents	314	184	209
Restricted bank deposit	39	-	40
Trade accounts receivable	678	170	456
Other accounts receivable	116	95	75
Income tax refundable	38	43	38
Inventories	801	703	577
	1,986	1,195	1,395
NON-CURRENT ASSETS:
Fixed assets, net	564	674	552

	2,550	1,869	1,947
CURRENT LIABILITIES:
Trade accounts payable	515	668	299
Related parties loan payable	-	3,328
Other accounts payable	301	362	359
	816	4,358	658
LONG-TERM LIABILITIES:
Related parties loan payable	1,959	-	2,302
Severance pay liability, net	51	51	61
	2,010	51	2,363
CONTINGENT LIABILITIES AND COMMITMENTS

CAPITAL DEFICIENCY:
Share capital	482	482	482
Share premium	5,346	1,732	5,366
Reserves	1,022	(142)	1,675
Accumulated deficit	(7,126)	(4,612)	(8,597)
	(276)	(2,540)	(1,074)

	2,550	1,869	1,947

	Year ended December 31		Six Months ended June 30,
	2014	2013	2015	2014
	US $ in thousands		US $ in thousands
			Unaudited
Revenues	4,055	3,602	1,953	2,185
Cost of revenues	(3,641)	(4,276)	(1,998)	((1,914

Gross profit (loss)	414	(674)	(45)	271

Research and development expenses	(2,075)	-	(751)	-
Selling and marketing expenses	(70)	(97)	(42)	(31)
General and administrative expenses	(396)	(381)	(339)	(164)

Operating income (loss)	(2,127)	(1,152)	(1,177)	76

Financial expenses	(387)	(216)	(294)	(116)
Financial expenses, net	(387)	(216)	(294)	(116)

Loss for the year	(2,514)	(1,368)	(1,471)	(40)

Other comprehensive income (loss):
Foreign currency translation differences	(22)	(132)	(36)	(27)
Actuarial gains	7	5

Total comprehensive income (loss) for the year	(2,529)	(1,495)	(1,507)	(67)

Basic and diluted loss per share	(0.11)	(0.75)	(0.03)	(0.02)
Weighted average shares	22,870,183	1,829,467	52,743,476	1,829,467

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Combined and Consolidated Financial Data” and our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Comparison of Years Ended December 31, 2014 and 2013

Revenues. Our revenues in 2014 amounted to $4,055 thousand, which represent an increase of $453 thousand, or 12.6%, compared to 2013. The increase in revenues in 2014 was mainly attributed to an increase in our productivity and efficiency as well as an increase in the sale prices of our products.

Cost of Revenues and Gross Profit. Cost of revenues consists primarily of salaries and related costs, material and overhead costs of manufacturing our products. Our cost of revenues attributable to product sales in 2014 was $3,641 thousand. Our gross margin attributable to product revenues in 2014 was 10.2%, compared to a gross loss rate of 18.7% in 2013. This increase in products gross margins in 2014 is mainly related to an increase in sales and improvement in employee productivity.

Research and Development expenses. Research and Development expenses consist primarily of purchase of know-how, salaries and related costs, related materials and overhead expenses. R&D activity, pertaining to the development of solar powered UAV, commenced in October 2014. Our research and development expenses in 2014 were $2,075 thousand, representing 51.2% of our revenues.

Sales and Marketing. Sales and marketing expenses are comprised of salaries and related costs for sales and marketing personnel. Our sales and marketing expenses in 2014 were $70 thousand compared to $97 thousand in 2013. Sales and marketing expenses represented 1.7% of our revenues in 2014 and 2.7% in 2013. The decrease in sales and marketing expenses is related to the decrease in headcount and related costs.

General and Administrative. General and administrative expenses are comprised primarily of salaries and related expenses and other non-personnel related expenses such as professional fees, office maintenance and other office expenses. Our general and administrative expenses increased by 3.9% to $396 thousand in 2014, compared to $381 thousand in 2013. This increase is mainly attributed to an increase in professional fees pertaining to the preparation of a prospectus for the purpose of listing the company securities on OTCBB. General and administrative expenses represented 9.8% and 10.6% of our revenues in 2014 and 2013, respectively. The decrease as a percentage of revenue is mainly related to the increase in revenues in 2014 as described above.

Financial expenses. Financial expenses consist primarily of interest pertaining to a shareholders' loan. Our financial expenses in 2014 were $387 thousand compared to $216 thousand in 2013, representing 9.5% and 6% of our revenues in 2014 and 2013, respectively. This increase is mainly attributed to the adjustment of the interest rate of the shareholders' loan to reflect its fair value.

Comparison of Interim Periods Ended June 30, 2015 and 2014

Revenues. Our revenues in the six months ended June 30, 2015 amounted to $1,953 thousand, which represents a decrease of $232 thousand, or 10.6%, compared to the same period in 2014. Revenues for the three month period ended June 30, 2015 amounted to $918 thousand, as compared to $1,082 for the same period in 2014 and $1,035 for Q1 2015, representing a decrease of 15% and 11%, respectively. The decrease in revenues in the six months ended June 30, 2015 was mainly attributed to a decrease in orders from a core customer.

Cost of Revenues and Gross Profit. Cost of revenues consists primarily of salaries and related costs, material and overhead costs of manufacturing our products. Our cost of revenues attributable to product sales in the six months ended June 30, 2015 was $1,998 thousand, netting a gross loss of 2.3% for the six months ended June 30, 2015, as compared to a gross profit margin of 12.4% in the same period in 2014. This decrease in gross margin for the six months ended June 30, 2015 derives mainly from changes in the customer mix with a decrease in orders from a core customer with a higher profit margin.

Research and development expenses.  Research and development expenses consists primarily of salaries and related costs, related materials and overhead expenses. R&D activity, pertaining to the development of a solar powered UAV, commenced in October 2014. Our research and development expenses in the six months ended June 30, 2015 were $751 thousand, representing 38.5% of our revenues.

Sales and Marketing. Sales and marketing expenses are comprised primarily of salaries and related costs for sales and marketing personnel. Our sales and marketing expenses in the six months ended June 30, 2015 were $42 thousand compared to $31 thousand in the same period in 2014. Sales and marketing expenses represented 2.2% of our revenues in the six months ended June 30, 2015 and 1.4% in the same period in 2014. The increase in sales and marketing expenses is related to an increase in salaries.

General and Administrative. General and administrative expenses are comprised primarily of salaries and related expenses and other non-personnel related expenses such as professional fees, office maintenance and other office expenses. Our general and administrative expenses increased by more than 100% to $339 thousand in the six months ended June 30, 2015, compared to $164 thousand in the same period in 2014. This increase is mainly attributed to an increase in salary expenses due to vesting of options granted to employees as well as professional fees pertaining to the preparation of a prospectus for the purpose of listing the company securities on OTCBB. General and administrative expenses represented 17.3% and 7.5% of our revenues in the six months ended June 30, 2015 and in the same period in 2014, respectively.

Financial expenses. Financial expenses consists primarily of interest pertaining to a shareholders' loan. Our financial expenses in the six months ended June 30, 2015 were $294 thousand compared to $116 thousand in the same period in 2014, representing 15% and 5.3% of our revenues in the six months ended June 30, 2015 and in the same period in 2014, respectively. This increase is mainly attributed to the adjustment of the interest rate of the shareholders' loan to reflect its fair value.

Liquidity and Capital Resources

Since inception, the company has incurred cumulative losses and negative cash flows from operating activities. As of December 31, 2014, the company has an accumulated deficit of $ 7,126 thousand. Management implemented an efficiency program to decrease expenses and increase sales, factors which contributed to an improvement in profitability and cash flows. Additional capital was raised from existing and external investors, as well. In addition, the company plans to have its securities initially quoted on the OTC Bulletin Board and then listed on NASDAQ, for the purpose of raising capital to finance its operations.

The company's deficit was financed by the former parent company (S.D.S. (Star Defense Systems) Ltd.) through December 31, 2013. In July 2014, external investors purchased the majority of the company shares from the former parent company; including rights to the shareholders' loan. According to an agreement signed February 2015, the investors agreed to postpone the repayment of the loan for a 24 month period from date of contract, until February 22, 2017.

In January 2015, the company's Board of Directors approved an Employee Stock Option Plan to grant an aggregate of 5,439,419 options , that once vested, will be convertible into 5,439,419 ordinary shares of the company. These ESOP options were granted company employees, consultants and service providers, as per the provisions of Clause 102 to the Income Tax Ordinance, in the "capital gain track". As of the date of this registration statement company has granted 3,644,288 options to purchase 3,644,288 ordinary shares of the company under the ESOP.

The company's capital management policy is to ensure a sound and efficient capital structure with the aim of enabling continued operations and supporting potential business development, with returns for shareholders and benefits for other interested parties, such as company employees and creditors. The Board of Directors aims to maintain return on capital defined as a ratio of net operational profit to total equity. The Board of Directors also supervises dividend distribution to shareholders. The company is not subject to third-party capital requirements.

Critical Accounting Estimates

The preparation of the financial statements in conformity with IFRS requires us to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

The preparation of accounting estimates used in the preparation of the company's financial statements requires us to make assumptions regarding circumstances and events that involve considerable uncertainty. We prepare the estimates on the basis of past experience, various facts, external circumstances, and reasonable assumptions according to the pertinent circumstances of each estimate.

Share-based compensation

We account for our equity-based compensation for employees in accordance with the provisions of IFRS 2 “Share-based Payment,” which requires us to measure the cost of equity-based compensation based on the fair value of the award on the grant date.

Employee retirement benefits

We account for our employee retirement benefits in accordance with the provisions of IAS 19 "Employee benefits", which requires use of actuarial assumptions, such as discount rate, rate of future salary increases, and rate of increase in pension stipends.

Related party transactions

Assets and liabilities pertaining to transactions with controlling shareholders are measured at fair value.

Quantitative and Qualitative Disclosure about Market Risk

Market risk is the risk of loss related to changes in market prices, including interest rates and foreign exchange rates, of financial instruments that may adversely impact our financial position, results of operations or cash flows. Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on our financial performance.

Foreign Currency Exchange Risk

The company's operating income and cash flows are exposed to currency risk, mainly due to local trade receivables with whom the company operates in US dollars. The company also manages bank accounts that are denominated in a currency other than its respective functional currency, primarily USD

(A)	Set forth below is a sensitivity test to possible changes in U.S. dollars/NIS exchange rate as of December 31, 2014:

Sensitive instrument	Income (loss) from change in exchange rate (U.S. dollars in thousands)		Value (U.S. dollars in thousands)	Income (loss) from change in exchange rate (U.S. dollars in thousands)
	Down 2%	Down 5%		up 2%	up 5%

Cash and cash equivalents	(6)	(16)	314	6	16
Restricted bank deposit	(1)	(2)	39	1	2
Trade accounts receivable	(14)	(34)	678	14	34
Other accounts receivable	(2)	(6)	116	2	6

Trade accounts payable	10	26	515	(10)	(26)
Other accounts payable	6	15	301	(6)	(15)

Total income (loss)	(7)	(17)	(2,529)	7	17

INDUSTRY

Customers approach L&S Light & Strong , LTD with a particular need for components that need to be manufactured from composite materials. The Company then designs, develops and produces the required product. At present, the Company produces composite products which include unmanned aerial vehicles (UAVs), mini unmanned aerial vehicles and interior components for business jets. Additionally, the Company has created an optical measuring bench utilizing composite materials which offers benefits of greater strength and durability to the existing aluminum variety that is currently available on the open market. To ensure that L&S Light & Strong satisfies its’ customers demand for high quality and durable components, the company utilizes various production technologies including wet lay-up, prepreg lay-up, liquid resin infusion (LRI) and resin transfer molding (RTM). Once products are manufactured to the client specifications, products are then delivered directly to the customer.

All corporate and manufacturing activities occur at the company factory which occupies over twenty seven thousand square feet. This site includes: a prepreg room, ovens, autoclave, painting areas, storage areas and production space as well as administrative facilities. The Company has options to extend the current facility lease through 2019. L&S Light & Strong currently employs forty nine individuals most of whom are technicians and engineers.

The Company ascribes to a high level of quality assurance and is qualified to aeronautical standard AS9100c. Additionally, the company is regularly audited for quality assurance by many of its clients.

The AS9100 is a widely adopted and standardized quality management system for the aerospace industry. It was released in October, 1999, by the Society of Automotive Engineers and the European Association of Aerospace Industries.

AS9100 replaces the earlier AS9000 and fully incorporates the entirety of the current version of ISO 9000, while adding requirements relating to quality and safety. Major aerospace manufacturers and suppliers worldwide require compliance and/or registration to AS9100 as a condition of doing business with them.

Objectives

L&S Light & Strong, LTD is currently looking to expand its product base by actively developing and manufacturing high altitude, solar powered, continuous flight Unmanned Aerial Vehicles (UAVs) for the purpose of broad communications coverage for civilian and military usage applications. The primary purpose of these UAVs and their associated technologies is to provide continuous cellular and wireless broadband access to remote regions around the globe.

Concurrently, the Company will remain committed to its current core business of assisting companies in the design, development and production of components using composite materials.

Market Overview

State governments, local municipalities, corporations, small businesses and health care providers are all increasingly relying on cellphone and broadband technology. Unfortunately, due to remote location or high costs (of installation and maintenance), many world citizens do not have the required connectivity.

Internet Usage

Currently, the world population is approximately 7.2 billion people, of which about 2.8 billion people are internet customers. This translates to roughly 40% of the work population currently utilizing the internet. Conversely, 60% of the world population is not accessing the internet. The contrast is stark between developed countries and developing countries. Internet customers as a percentage of the population in developed countries (North America, Europe and Australia) range between 67.5% - 84.9%, while the corresponding statistics for developing countries (Africa, Asia, Middle East and Latin America) range from 21.3% - 49.3% (source http://www.internetworldstats.com/stats.htm ).

In order to increase cellular and broadband coverage, several options currently exist. These options include:

•	Increasing the number of satellites to provide coverage. This option requires a great deal of sophistication of technology and is extremely expensive (measured in the range of tens and hundreds of millions of dollars depending on the satellite).

•	Laying additional communication cables (TS, DS1), or fiber optic cables. Communication cables are unfortunately already old technology and have a limited shelf life and is hardly worth the expense and labor associated. Fiber optic cables on the other hand are up to date technology but are extremely expensive and investors are rightly concerned about the long duration of time to even begin to see any return on investment. Additionally, fiber optics rely on the availability of real estate as well as local experts to provide infrastructure.

•	Adding short distance wireless hubs and connected routers. Wireless hubs and connectors utilize satellites or fiber optics for connectivity and therefore are subject to the negative issues each have associated with them.

An additional option to increase coverage in the most economically feasible manner is through the use of Unmanned Air Vehicles (UAVs) that act as a mini satellite. The use of this technology has the potential to allow for worldwide continuous aerial coverage for a wide range of applications including internet relay, maritime patrol, search & rescue , border control, communication relay, SIGINT & EW, mapping, disaster monitoring, agriculture monitoring, weather, law enforcement, fire control, and more. To date, one of the challenges that have faced UAV technology has been endurance (defined as the length of time the UAV can remain aloft without the need for refueling) and payload capacity.

Our Mission

To develop and manufacture high altitude, solar powered, continuous flight unmanned aerial vehicles (UAVs) that will allow for individuals within 25 miles to have continuous cellular and broadband connectivity. The company aims to produce UAVs that have the following characteristics:

•	Capability of flying in all weather (by flying above the weather)

•	Flight ceiling of 65,000 feet

•	Solar powered only

•	Ability to fly for 1 year without interruption.

•	Carry a payload of 100 pounds

•	Cost effective

Currently, to the best of our knowledge, there is no commercial flying solar UAV with the ability to stay aloft for greater than two weeks. By creating a solar powered UAV that can fly at near space altitude (above weather) for up to one year of duration without interruption, the company believes it can offer an innovative UAV that can revolutionize the industry.

L&S Light & Strong has assembled a team of experts from the cutting edge of the UAV industry. Our expertise spans the fields of UAV operations, system integration, aerodynamics, structural design, solar cells, electrical systems, systems engineering, batteries, propulsion, flight control systems, aero elasticity, certification, flight testing, maintenance and large project management.

Development plan

The Company will continue the developing and manufacturing high altitude Long endurance solar powered, continuous flight unmanned aerial vehicles (UAVs). It is intended that this process will conducted in a series of sequential phases. The full scale development plan requires additional financing, this financing is not currently available.

Phase 1 – Concept LS8-A - Full scale prototype development.

The goal – To create a technology data base reference to serve as proof of concept.

The objectives – A full scale flyable platform with sufficient static stability.

First flight is expected in one year.

Estimated budget – 1.4 M$

Phase 2 – Concept LS8-B - Full System/platform prototype development of solar UAV.

The goal – To develop a commercially successful solar UAV concept B – 26m.

The objectives – A full scale flyable platform with an endurance of up to 45 days.

First flight is expected at the end of year 3.

Estimated budget – 3.9M$

Phase 3 – Concept LS8-C - Full System/platform prototype development of solar UAV.

The goal – To develop a commercially successful solar UAV concept C – ultra wide wing span.

The objectives – A full scale flyable platform that can achieve an altitude of up to 65,000 ft.

First flight is expected at the end of year 5.

Estimated budget – 8.1M$

Competition

Google - Google acquired U.S. unmanned-aircraft developer Titan Aerospace in April 2014. Additionally, Google has obtained approvals for broadcast transmission testing in an area around Titan’s base at Moriarty, New Mexico. Prior to accession, Titan was developing the Solara family of “solar atmospheric satellites,” designed to stay aloft up to five years. The initial Solara 50 is said to have a 164-ft. wing span and 70-lb. payload.

Facebook - In March, 2014, Facebook acquired Ascenta, a U.K. consultancy Ascentadrone manufacturer. This acquisition has brought Facebook personnel who were responsible for designing early versions of the Qinetiq Zephyr solar-powered unmanned aircraft. In 2010, the Zephyr 7 set a world endurance record of 336 hours and 22 minutes, reaching an altitude of 70,740 feet.

Airbus - Airbus Defense and Space acquired Zphyr, a series of lightweight solar-powered UAV’s originally designed and built by the United Kingdom company, QinetiQ. The Zephyr 7 holds the official endurance record for an unmanned aerial vehicle for its flight from 9 July to 23 July 2010, lasting 336 hours and 22 minutes (2 weeks / 14 days).

Sales and Marketing

We maintain our own sales operations team. We transact business with key account customers primarily through our distribution network.

Intellectual Property

We currently do not have any Patents. Our technology relies primarily on our experience and proprietary know how.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. Monitoring unauthorized use of our technology is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

In addition, third parties may initiate litigation against us alleging infringement of their proprietary rights or declaring their non-infringement of our intellectual property rights. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business could be harmed. In addition, even if we are able to license the infringed or similar technology, license fees could be substantial and may adversely affect our results of operations. See “Risk Factors—Risks Related to Our Business—We may not be able to adequately protect our intellectual property, which could cause us to be less competitive” and “—We may be subject to intellectual property infringement claims or other allegations by third parties for information or content displayed on,

Employees

L&S Light & Strong currently employs forty-nine (49) individuals most of whom are technicians and engineers. The following table sets forth the numbers of our employees categorized by function as of December 31, 2013 and 2014.

	December 31, 2013	December 31, 2014
Production technicians	36	34
Engineers	3	3
QA	3	3
Logistics	8	4
Management	3	3
Total	53	47

As required by laws and regulations in Israel, we participate in various employee social security plans that are organized by municipal and provincial governments, including housing, pension, medical insurance and unemployment insurance. We are required under Israeli law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We typically enter into standard confidentiality and employment agreements with our management and product development personnel. These contracts include a standard non-compete covenant that prohibits the employee from competing with us, directly or indirectly, during his or her employment and for one year after the termination of his or her employment, provided that we pay compensation equal to 50% of the employee’s salary during the restriction period.

We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes. None of our employees are represented by labor unions.

Facilities

Our headquarters and our principal product development facilities are located in Kanot industrial zone which is in the municipality of Gedera israel. All corporate and manufacturing activities occur at the company factory which occupies over twenty seven thousand square feet (27,000 sq. ft.). This site includes: a prepreg room, ovens, autoclave, painting areas, storage areas and production space as well as administrative facilities. The current Lease expires at 11.11.2016. The company has options to extend the current facility lease through November 2019.the Company will take the decision about exercising the option before May 2016.

Insurance

We maintain property insurance policies covering certain equipment and other property that are essential to our business operation to safeguard against risks and unexpected events. We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain product liability insurance or key-man insurance. We consider our insurance coverage to be in line with that of other internet companies of similar size in Israel.

Legal Proceedings

a.  A former employee submitted a claim against the company regarding a work-related injury in 2010. Due to differing medical opinions on behalf of the parties, in September 2014, the court appointed a medical expert to give an expert opinion as to the disability caused, if any. The expert has yet to complete his opinion. In management's opinion, based on a preliminary estimate of the Company's legal counsel, the Company's exposure with regard to the claim is approximately $ 30,000 (NIS 100,000). However, this sum is liable to change, due to the current preliminary stages of the legal proceedings. The Company is covered by an employer's liability policy with a deductible of approximately $ 1,700(NIS 6,000).

b.  A former employee submitted a request for damages in the amount of approximately $90,000 (NIS 310,000) regarding a work-related injury in 2014. The Company is covered by an employer's liability policy with a deductible of approximately $ 2,000 (NIS 7,000). A claim was submitted against the insurance company, who gave an initial estimate of the Company's exposure at the amount of the deductible. However, due to the preliminary stages of the claim and due to the fact that a legal claim has not been filed, it is difficult to estimate the claimed damages and the Company's exposure thereof.

c.  In December 2014, a letter was received from the special managers of the former parent company requesting compensation in the amount of approximately $ 42,000 (NIS 159 thousand) in connection with the forfeiture of a bank guarantee for alleged breaches in the rental contract of the industrial building in which the Company operates. The Company responded with a complete rejection of the claims made by the special managers. As of the date of these financial statements, the special managers have not responded to the Company.

d.  A former employee submitted a claim against the company in the amount of approximately $ 110,000(NIS 381,339) in connection with his employment termination rights, including claims for severance pay, vacation pay and other related expenses. The Company attempted to settle the dispute with the former employee and proposed a compromise in June 2014. The former employee has not responded to the company's proposed compromise.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors.

Directors and Executive Officers	Age	Position/Title

Gal Erez	50	Chairman

Ofer Amir	48	Director

Uri Orbach	42	Chief Executive Officer and Director

Yehuda Yavets-Chen	54	Director

Management

Gal Erez is our Chairman of the Board. From 2013 and until 2015, Mr. Erez was a portfolio manager and head of investment strategies at Hyperion Capital, an investment partnership in Israel.   Prior to that Mr. Erez was a Director at GRVT Ltd. an Israeli real estate investment company. Mr. Erez holds a B.A. in Economics from the Hebrew University in Jerusalem.

Ofer Amir is a member of our board. From 2013 and until today Mr. Amir was VP marketing at Hyperion Capital, an investment partnership in Israel. From 2009 – 2013 Mr. Amir was a Director in Nano-Spot Ltd. a start-up venture which developed nano particles for the dentistry industry. Mr. Amir is also a Director in Flight 67 ltd. an Israeli aviation company. Mr. Amir holds a B.A. in economics and business Administration from Ben Gurion University in Beer Sheva.

Uri Orbach is our Chief Executive Officer since July 2013. Prior to Light and Strong (2011-2013) he served in the capacity of COO and Deputy CEO at Star Defense Systems LTD (SDS), a defense industry company. Prior to 2011 Mr. Orbach was an Air Division Manager At AGT International, a Zurich based company which is a global leader in public safety and security solutions. Mr. Orbach holds a B.Sc Degree in Electrical Engineering from Tel Aviv University.

Development team

Shlomo Tsach is the head of Development team. Mr. Tsach worked at Israel Aerospace Industries (IAI) for 42 years. From 1982 he served as the Manager of the Preliminary Design, leading the advanced development of combat aircraft, advanced UAVs such as the Pioneer, Searcher, Hunter and Heron and the Astra and Galaxy business jets. Since 1995 Mr. Tsach served as Director of Flight Sciences, comprising Preliminary Design, Aerodynamics, Flight Control, Autonomous systems and Operations Research. In January 2006 he was appointed as Director of Advanced Programs in Engineering Division. In November 2013 after he resigned from IAI, he established APG (Advanced Programs Group) Company Innovation Team, to Define Aerospace Future directions together with Government Ministries and local and International companies. Mr. Tsach holds a B.Sc Degree in Aeronautical Engineering from the Technion, Institute of Technology at Haifa Israel.

Avi Abershitz is a Senior Program Manager. Mr Abershitz worked at Israel Aerospace Industries (IAI) for 42 years. He specialized in leading R&D programs in the UAV area. Since 2004 he established a group that developed new ideas for UAVs and was served as the manager of Autonomous Systems department at the Engineering Division of Commercial Aircraft Group of IAI.

Mr. Abershitz holds a B.Sc Degree in Aeronautical Engineering from the Technion, Institute of Technology at Haifa Israel.

Note: Mr. Abershitz and Mr. Tsach are engaged with the Company through the agreement with Tzag Advanced Programs Ltd. as described in the section entitled Material Agreements.

Board of Directors

Our board of directors currently consists of three directors. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract, proposed contract, or arrangement in which he or she is materially interested. A director may exercise all the powers of the company to borrow money, mortgage its business, property and uncalled capital and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

Under our memorandum and articles of association. Our Board of Directors can consist of at least two directors and a maximum of 11 directors. The appointment of Director is made by prior written notice of a shareholder who holds more than 10% of the issued share capital of a company. Such 10 % shareholder will be entitled to appoint one director to the Board of the Company for every 10% of its issued and outstanding shares of the Company held by him/her. The position of a Director is terminated or expires on one (or more) of the following events: 1. The director's demise; 2. The director declared incompetent; 3. The director went bankrupt;  Should the Director's job became available, which position was appointed by any of the Company's majority shareholder, and the rate of his/her holdings of company stocks have not declined than it had at the time of appointment, then, that shareholder will be entitled to appoint a replacement when the position becomes available.

Duties of Directors

Under Israel law, our directors have fiduciary duties, including duties of loyalty and duty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. We have the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Israel law.

Compensation of Directors and Executive Officers

Name and					Warrant/	Incentive	Deferred
Principal		Salary		Stock	Option	Plan	Compensation	Other	Total
Position	Year	(K$)	Bonus	Awards	Awards	Compensation	Earnings	Compensation (1)	(K$)

Orbach Uri Chief Executive Officer and Director	2014	82	0	0	0	0	0	0	82
Erez Gal, Chairman of the Board	2014	10	0	0	0	0	0	0	10
Amir Ofer, Director	2014	10	0	0	0	0	0	0	10

In May 2015, the Company signed an agreement with Tzag Advanced Programs Ltd. (hereinafter "the Subcontractor"). According to the agreement, the Subcontractor will provide services to the Company in the development of solar-powered UAVs (hereinafter "the Project"), and serve as engineer and senior consultant to the Project. Commencement of the service agreement is conditional on the Company raising capital of at least $1 million .In addition, the Subcontractor will transfer its rights pertaining to the initial plans of the solar-powered UAV to the company in exchange for options to 4% of ordinary shares of the Company, without any additional payment. The agreement is attached in this form f-1 as an exhibit.

RELATED PARTY TRANSACTIONS

In July 2014, the Company and Controlling Owners signed an agreement with an entrepreneur, Mr. Efraim Menashy (the “Entrepreneur”) regarding the purchase of know how pertaining to the development of a solar-powered UAV. In consideration for transfer of all rights to the aforementioned know how, the company issued 16,465,203 ordinary shares to the Entrepreneur, to be held in trust. Likewise, the Company issued 5,488,400 options to the Entrepreneur, exercisable into 5,488,400 ordinary shares of the Company. In July 2014, the general meeting of the shareholders of the company approved the issuance of 16,465,203 ordinary shares and the issuance of 5,488,400 options to the Entrepreneur.

In July 2014, the general meeting of the shareholders of the company approved the allocation of 36,589,340 ordinary shares to the Controlling Owners (in equal parts) in consideration for conversion of approximately $292,000(NIS 1 million) of the aforementioned shareholders’ loan purchased from liquidator.

After issue and allocation to the Controlling Owners and to the Entrepreneur, these shares represented approximately 58% and 33% of the Company's fully diluted paid-in share capital, respectively.

On November 3, 2014 the Controlling Owners purchased 54,844 ordinary shares from former shareholders in consideration for $265 (NIS 1 thousand).

On July 20, 2014 the Controlling Owners purchased 68,450 ordinary shares, from former shareholders in consideration for $3,200 (NIS 12 thousand).

In late 2014, the Company signed agreements with various investors to issue a total of 6,314,730 ordinary shares in consideration for $1,423,767 in aggregate, as part of the Company's plan to raise capital for the development of the solar-powered UAV. These shares represented approximately 9.5% of the Company's fully diluted paid-in share capital.

In January 2015, the Company's Board of Directors approved a plan for granting options to Company employees, consultants and service providers, as per the provisions of Clause 102 to the Income Tax Ordinance, in the "capital gain track". An issuance of options under this plan will be by a written agreement with the individual, specifying, inter alia, the number of shares derived from exercise of the options, vesting date, date of expiration, etc., as approved by the Board of Directors.

On March 5, 2015, the parties mentioned in section 2 above signed an agreement which effectively cancels the contract as pertains to the Entrepreneur, according to which the Entrepreneur will return the shares and options issued to him. At the same date, the Company signed a new contract with the Entrepreneur, whereby the Company will issue a total of 8,008,754 shares to various parties, as per the request of the Entrepreneur and in accordance with the agreement signed with him. These shares will represent approximately 15.18% of the Company’s fully diluted paid-in share capital.

On April 14, 2015, the Company’s Board of Directors approved to issue a total of 8,008,754 Company shares to various parties, as per the request of the Entrepreneur simultaneously to the approval of the Board of Directors for the cancelation of 16,465,203 Shares in the Company and of 5,488,400 options issued to the Entrepreneur as mentioned in Section 2 above.

Contracts with key personnel:

The company contracted with Mr. Efraim Menashy, an entrepreneur with extensive experience in the development of UAVs for the position of Chief Technological Officer. The contract, signed in August 2014, stipulates as follows:

•	Monthly consideration of approximately $ 10 thousand (NIS 35 thousand), as well as an additional approximately $ 4.3 thousand (NIS 15 thousand) for the first 6 months, against an invoice.

•	A loan in the aggregate of approximately $ 14.3 thousand (NIS 50 thousand), which will be considered a gift at the end of a two-year period, if the prototype development is completed at that time.

•	Non-competition agreement for a 24 month period following the end of contract.

According to a later agreement between the parties, signed March 5, 2015, the entrepreneur will not receive payment for services rendered with respect of the period of early notice (through May 12, 2015). Instead, the Company will pay the entrepreneur a sum of approximately $ 33 thousand (NIS 128 thousand) as consideration for this period, net of the loan granted.

The company contracted with Mr. Ofer Amir to serve as an active director in the company, commencing November 2014. In consideration for these services, the company will pay a monthly fee of approximately $ 5.5 thousand (NIS 19,000).

The company contracted with Mr. Gal Erez to serve as an active director in the company, commencing November 2014. In consideration for these services, the company will pay a monthly fee of approximately $ 5.5 thousand (NIS 19,000).

The company contracted with Mr. Uri Orbach to serve as CEO of the company, commencing September 2014. In consideration for these services, the company will pay a monthly fee of approximately $ 8.5 thousand (NIS 30,000), against an invoice, as well as provide a cellular phone, car, etc, as detailed in the contract. Likewise, the CEO will be entitled to an annual bonus in 2014-2015, subject to the company achieving a target net profit. In addition, the company will grant the CEO options, as detailed in the company option plan, authorized by the Board of Directors in January 2015, see Note 11.

On October 25, 2015, the company signed an amendment to the agreement with Mr. Uri Orbach ("service provider"). According to the amendment, in the event that the company will raise additional capital of $1,000,000, the monthly payments to the service provider will increase to NIS 40,000. Likewise, according to the amendment, the company will grant the service provider an additional 548,840 options, according to the terms of the options previously granted.

Shareholders' Loan

In 2013 the loan balance bore interest at an annual rate of 6%. In July 2014, the right to the shareholders' loan were transferred to the external investors, of which part was converted to shares (see note 10 of financial statements).

On February 23, 2015, the Company signed an agreement with the external investors delineating the terms of the aforementioned shareholders' loan. According to the agreement, the loan will bear interest at an annual rate of 4%, and the redemption date thereof will be postponed for a 24 month period from date of contract, until February 22, 2017.

The Company received an expert valuation of the market value of cost of debt, which was estimated at 24.3%. The difference between the interest as calculated according to the loan agreement and the aforementioned cost of debt was charged to a capital reserve in shareholders' equity.

MATERIAL AGREEMENTS

In May 2015, the company signed an agreement with Tzag Advanced Programs Ltd. (hereinafter "the subcontractor"). According to the agreement, the subcontractor will provide services to the company in the development of solar-powered UAVs (hereinafter "the project"), and serve as engineer and senior consultant to the project. Commencement of the service agreement is conditional on the company raising capital of at least $ 1 million. We anticipate that this service agreement will begin during 2015.

In addition, the subcontractor will transfer its rights pertaining to the initial plans of the solar-powered UAV to the company in exchange for options to 4% of company shares, without any additional payment.

The agreement with Tzag Advanced Programs Ltd. is attached as an exhibit.

In June 2015, the company entered into an agreement with Mr. Udi Pridan (hereinafter "the Service Provider"), under the terms of which the Service Provider will provide promotional services to the Company pertaining to capital raising and seeking investors, which will also include advertising services and media consulting. In consideration for his services, the Service Provider will receive ordinary shares of the company which will constitute 3.5% of the Company's issued and outstanding share capital (the "Consideration"). The company's obligation to pay the Consideration to the Service Provider is subject to the Company's shares being listed on the OTC Bulletin Board.

The agreement with Udi Pridan is attached as an exhibit.

In November 2014, the company signed an agreement with Alon and Tal Tamir consultants and design Ltd (hereinafter "the service provider"), to serve as a senior consultant for the development of UAVs. In return for its services, the company will compensate the service provider with a monthly sum of NIS 10,000 as well as granting him 274,420 options, as detailed in the aforementioned agreement. On August 10, 2015, the parties signed an amendment to the agreement, changing the monthly payment to NIS 500 and the granted the Service provider 1,097,680 to purchase 1,097,680 ordinary shares of the company under the Company's ESOP. For more details please see the table in section labeled "Principal Shareholders" Below. The agreement and its amendment are attached to this registration as exhibit 10.15.

On November 2015, the company signed an agreement with Mr. Yehuda Yavets Chen to serve as a director of the company. In return for these services, the company will grant Mr. Yavets Chen 1,831,586 options which represents 3% of the company's issued and paid-in share capital as of the date of the agreement.

The agreement with Mr. Yehuda Yavets Chen is attached as an exhibit.

DESCRIPTION OF SHARE CAPITAL

We are an Israel exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law 1999 of Israel, which is referred to as the Companies Law below.

As of the date hereof, our authorized share capital consists of 1,000,000,000 ordinary shares with no par value. As of the date of this prospectus, there are 54,394,185 ordinary shares and 8,839,431 options convertible into an additional 8,839,431 ordinary shares of the company.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary of all 5 % shareholders of the Company, as of the date of this prospectus, assuming the exercise of all outstanding options to purchase ordinary shares:

Name	Shares	%	Options	On a fully as converted basis	%
Gal Adam Erez	19,209,403	35.3%			30.0%
Ofer Refael Amir	19,209,404	35.3%			30.0%
Daniel Menashy	4,294,549	7.9%			6.7%
Uri Orbach			1,097,680 options to purchase 1,097,680 ordinary shares of the company pursuant to the ESOP as detailed in section below	1,097,680	1.7%
Uri Orbach			548,840 options to purchase 548,840 ordinary shares of the company pursuant to the ESOP as detailed in section below.	548,840	0.9%
Yehuda Yavets-Chen			1,831,586 options to purchase 1,831,586 ordinary shares of the company pursuant to the ESOP as detailed in section below.	1,831,586	2.9%
Tzag Advanced Programs Ltd.			2,302,332 options to purchase 2,302,332 ordinary shares of the company at no additional payment, pursuant to the agreement between the company and Tzag Advanced Programs Ltd.	2,302,332	3.6%
ESOP (currently granted options excluding Uri Orbach and Yehuda Yavets-Chen as detailed above)			1,158,043 options to purchase 1,158,043 ordinary shares of the company pursuant to the ESOP as detailed below	1,158,043	1.8%
ESOP (approved but NOT granted)			803,270 options to purchase 803,270 ordinary shares of the company	803,270	1.3%
Alon and Tal Tamir, consultants and design LTD			1,097,680 options to purchase 1,097,680 ordinary shares of the company pursuant to the agreement between the company and Alon and Tal Tamir, consultants and design LTD	1,097,680	1.8%

The calculations in the table above are based on 54,394,185 ordinary shares outstanding and 5,946,620 options, when vested, are exercisable into an additional 5,946,620 ordinary shares of the company.

The calculations in the table above are based on 54,394,185 ordinary shares outstanding and 8,839,431 options, when vested, are exercisable into an additional 8,839,431 ordinary shares of the company. The calculations also include 803,270 Options to purchase 803,270 Ordinary shares of the company which were approved under the company's ESOP plan and have NOT yet been granted.

ESOP – In January 2015, the company's Board of Directors approved an Employee Stock Option Plan for granting options to company employees, consultants and service providers, as per the provisions of Clause 102 to the Income Tax Ordinance, in the "capital gain track". An issuance of options under this plan will be by a written agreement with the individual, specifying, inter alia, the number of shares derived from realization of the options, date of realization, date of expiration, etc., as approved by the Board of Directors. Under the ESOP the Company can issue up to 2,744,201 options to purchase 2,744,201 ordinary shares of the company.

In October 2015 the company's Board of Directors approved to increase the amount of options issued under the ESOP. Under the revised ESOP the Company can issue up to 5,439,419 options to purchase 5,439,419 ordinary shares of the company.

As of the date hereof the Company has issued under the ESOP 4,636,149 options to purchase 4,636,149 ordinary shares of the Company.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

Tzag Advanced programs is owned by Slomo Tsach and Eran Gross. Each one of them has 50% of the shares.

Recent Sales of Unregistered Securities

Date	Security	Total Investment Amount	Amount of Shares	Share price	Details
July. 2014	Common Stock		36,589,340	$0.008 Per Share	In July 2014, the general meeting of the shareholders of the company approved the allocation of 36,589,340 company shares to the controlling owner, Gal Erez & Ofer Amir (in equal parts) in consideration for conversion of approximately $292 thousand (NIS 1 million) of the aforementioned shareholders’ loan purchased from liquidator
Oct. 2014	Common Stock	$1,313,988	5,544,353	$0.237 Per Share	Equity investment from 13 investors ($1,313,988 in cash proceeds)
Nov. 2014	Common Stock	$45,000	247,890	$0.182 Per Share	Equity investment from 1 investor ($45,000 in cash proceeds)
Nov. 2014	Common Stock	$14,769	213,273	$0.069 Per Share	Equity investment from 1 investor ($14,769 in cash proceeds)
Nov. 2014	Common Stock	$50,000	309,214	$0.162 Per Share	Equity investment from 1 investor ($50,000 in cash proceeds)
May. 2015	Common Stock	$1,274	5,375	$0.237 Per Share	Equity investment from 11 investor ($ 1274 in cash proceeds)

The foregoing table was included to comply with the requirements set forth in Item 701 of Regulation S-K. All securities sold above were to Non US Persons and sold in reliance upon the exemption from registration contained in Regulation S. The proceeds of all sales above were used for general operations, with no investment specifically allocated to any particular use.

SHARES ELIGIBLE FOR FUTURE SALE

We currently have 54,394,185 ordinary shares outstanding, and all of the Securities sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our Securities in the public market could adversely affect prevailing market prices of our Securities. Prior to this offering, there has been no public market for our Class A ordinary shares or the Securities, and while we intend in the future to have the Securities quoted initially on the OTC Bulletin Board and then listed on the NASDAQ Global Market, we cannot assure you that a regular trading market will develop in the Securities.

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Our affiliates may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

•	1% of the then outstanding ordinary shares, in the form of Securities or otherwise; or

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

SELLING SHAREHOLDERS

Shareholder	Address				Nature of position, office or other material relationship that the selling shareholder has had within the past three years with the company or any of its predecessors or affiliates	Shares	Percentage Before Offering	Percentage After Offering^
Gal Adam erez*	7 Haperach Begani	Herzeliya	4659472	Israel	Chairman of the Board	853,066
						18,294,670
						27,442
						34,225	35.3152%	0%
Ofer Refael Amir*	44 Hazorea st.	Kfar Shemariahu	4691000	Isreal	Director	853,067
						18,294,670
						27,442
						34,225	35.3152%	0%
Daniel Menashy	24c Aluf Yigal Alon st	Herzeliya	5324220	Israel		4,294,549	7.8952%	0%
Shachar Menashy	18 David Remez	Givaataim	60218	Israel		2,321,378	4.2677%	0%
Victor Teshuva	3 Hayezira	Ramat Gan	4641213	Israel		1,646,520	3.0270%	0%
Tal Rivkind	27 Granit Street	Shoham	5029300	Israel		1,054,852	1.9393%	0%
Dan Yerushalmi	9 Yaakov Meridor Street apt. 20	Tel Aviv	4537305	Israel		984,118	1.8092%	0%
Yachin Afek	32 Geula Street apt 22	Kfar Saba	6082827	Israel		843,882	1.5514%	0%
Lieor Schops- Law firm & CO.	6 Hayotzrim st	Or Yehuda	53326	Israel		696,413	1.2803%	0%
Samuel Anderman	15 Tarshish Street	Caesarea	44257	Israel		632,911	1.1636%	0%
Rigal Hava & Daniel	18 Hacabaim steet	Ramat Gan	5223114	Isreal		425,158	0.7816%	0%
Avi Meir Ben Zur	113 Etrog Street	Ganut	69407	Israel		422,000	0.7758%	0%
Dreuzin David & Tamar	20 Haim Azaz Street	Tel Aviv	69411	Israel		309,214	0.5685%	0%
Gil Cohen	10 Amos Street	Ramat Gan	55900	Israel		247,890	0.4557%	0%
Amit Erez	4 Anatot Street	Tel Aviv	29606	Israel		213,273	0.3921%	0%
Yoav Guez	10 Yitzhak Ben Zvi Street ,apt 42	Hod Hasharon	6473418	Israel		210,970	0.3879%	0%
Y.A.Z. INVESTMENTS & ASSETS LTD.	24 Lilienblum Street	Tel Aviv	52225	Israel		210,970	0.3879%	0%

Ron Berkman	13 Avraham shetern st.	Herzeliya	45930	Israel	195,692	0.3598%	0%
Joseph Etstein	7 Fishman Mymon Street	Tel Aviv	5225518	Israel	189,873	0.3491%	0%
Yaniv Saar Saady	11 Derech Hayam Street apt. no. 23	Ganey Tikva	6110102	Israel	189,873	0.3491%	0%
Ari Israel Wechsler	250 Ben Gurion blv.	Givaataim	52521	Israel	146,943	0.2701%	0%
MAOZ EITAN - LEGAL SERVICES	17 Kaplan Street	Tel Aviv	52233	Israel	126,582	0.2327%	0%
Ronen (Naim) Cohen	4 Nahum Street	Ramat Gan	6423607	Israel	126,582	0.2327%	0%
KALIFI MISHPATIM LTD	31 Hamea Veachad Street	Ramat Gan	4632433	Israel	126,582	0.2327%	0%
Ofir Bloom	13 Hatzabar st	Ramot Hashavim	49925	Israel	122,569	0.2253%	0%
David Zilberboim	21 Hashelosha st.	Kefar Maas	99875	isreal	53,624	0.0986%	0%
Nachum Kubovsky	9 Haafarsemon st	Tzor Hadasa	69360	Israel	48,749	0.0896%	0%
Gilad Porat	8 Yossef Zeritzki	Tel aviv	6266818	Israel	48,749	0.0896%	0%
Dikla Betzalel	16 Luoie Marshel	Tel aviv	54423	Isreal	48,749	0.0896%	0%
Shmuel Fleger	4/36 Yoni Netanyahu st.	Givaat Shmuel	5442510	Israel	31,338	0.0576%	0%
Amir Miriam	6 Herzel Rozenblum st	Tel Aviv	6937947	Israel	708	0.0013%	0%
Oron Michael	6 Hadasa st.	Tel Aviv	6937947	Israel	545	0.0010%	0%
Oron Rinat	57 Levi Eshkol st.	Tel Aviv	6936142	Israel	523	0.0010%	0%
Yochai Yoval	13 Hen blv.	Rehovot	1156196	Israel	490	0.0009%	0%
Katz Ron	11/9 Harei Gilboa st	Kiryat Shemona	1514500	Israel	490	0.0009%	0%
Oron David	18 Mordechai Rozenski st.	Rishon Leziyon	7574520	Israel	458	0.0008%	0%
Lear Alon	53 Nachmani st	Tel Aviv	2165008	Israel	441	0.0008%	0%
Naama Kasri	9 Maale Camon st.	Carmiel	4659472	Israel	441	0.0008%	0%
Hila Turgeman	7 Haperach Begani	Herzeliya	6958101	Israel	441	0.0008%	0%
Osnat Amir- Assaraf	14 Michael Neeman	Tel Aviv	38900	Israel	424	0.0008%	0%
Amir Shalom	6 Herzel Rozenblum st	Tel Aviv	7645207	Israel	414	0.0008%	0%

*Gal Erez and Ofer Amir are considered “Affiliates” by virtue of (i) their respective roles as officers and/or directors in the Company, and (ii) because their percentage of ownership exceeds 10%.

* None of the selling shareholders are broker-dealers or affiliates of broker-dealers

^Presumes that all shares are sold by the Selling Shareholders.

All Selling Shareholders were issued securities in reliance upon the exemption from registration under Regulation S.

Plan of Distribution for the Selling Stockholders’ Distribution of 54,394,185

Ordinary Shares

The selling stockholders of our common stock and any of their transferees, pledgees, assignees, donees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are then traded or in private transactions.  These sales may be at prevailing market or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	privately negotiated transactions;

•	market sales (both long and short to the extent permitted under the federal securities laws);

•	at the market to or through market makers or into an existing market for the shares;

•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise);

•	a combination of such methods of sale; or

•	any other method permitted by applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In the event of the transfer by a selling stockholder of its shares of common stock to any pledgee, donee or other transferee, we will amend this prospectus by filing of prospectus supplement in order to have the pledgee, donee or other transferee listed in place of the selling stockholder.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts relating to its sales of shares, to exceed what is customary in the types of transactions involved.  Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share.  Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder.  Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above.  Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions.  In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.  The selling stockholders and any broker-dealers or agents that participate with the selling stockholder in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and the selling stockholders and/or broker-dealers will be subject to the prospectus delivery requirements of the Securities Act.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

From time to time, the selling stockholder may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers.  Upon a default by the selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time.  Upon a sale of the shares of common stock, the selling stockholder intends to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction.  We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required by us in the event the selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post-effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the shares of common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M as discussed below.  All of the foregoing may affect the marketability of the shares of common stock.

We will bear all expenses of the registration statement of which this prospectus is a part including, but not limited to, legal, accounting and printing fees.  Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction or both.

The selling stockholders are required to comply with: (i) the prospectus delivery requirements; and (ii) the applicable “blue sky” laws of the various states, in connection with the sale of its shares offered hereby.  We will receive no proceeds from the sale of the selling stockholders’ shares pursuant to this prospectus.

The selling stockholders will act independently in making decisions with respect to the timing, manner and size of each sale or sale-related transfer.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, as discussed below, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M.  In general, Regulation M precludes the selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.  Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.  Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.  We have informed the selling stockholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus.

EXPERTS

The company contracted with the law offices of Victor Tshuva & Co. to provide legal consulting services pertaining to the listing of the company on the OTC BB. According to the agreement, signed in July 2014, the consideration for these services is a sum of $ 75 thousand, as well as the issuance of 1,646,520 company shares. This agreement was extended under the same terms indefinably, subject to receiving approval from FINRA to trade on the OTC BB. The payment of the legal consulting fees mentioned above is subject to the effectiveness of the company's shares to start trading on the OTC BB.

The financial statements as of December 31, 2013 and 2014, included in this prospectus have been so included in reliance on the report of Weinberg & Baer LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of Weinberg & Baer LLC is 115 Sudbrook Lane, Suite 210, Baltimore Maryland 21208.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits, under the Securities Act with respect to the underlying Class A ordinary shares represented by the Securities to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our Securities.

The agreements included as exhibits to the registration statement on Form F-1 contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

Immediately up effectiveness of the registration statement to which this prospectus is a part we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

L & S LIGHT & STRONG LTD.

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2014

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of L&S Light & Strong Ltd.:

We have audited the accompanying balance sheets of L&S Light & Strong Ltd. as of December 31, 2014 and 2013, and the related statements of comprehensive loss, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of L&S Light & Strong Ltd. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

As discussed in Note 1c to the financial statements, as of December 31, 2014 the Company has incurred cumulative losses. Since the Company expects to continue incurring negative cash flows from operations there is substantial doubt about the Company's ability to continue as a going concern. These financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

Weinberg & Baer LLC

Baltimore, Maryland

May 25, 2015

F-2

L & S LIGHT & STRONG LTD.

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2014

F-3

L & S LIGHT & STRONG LTD.

STATEMENTS OF FINANCIAL POSITION

		December 31
	Note	2014	2013
		US $ in thousands
CURRENT ASSETS:
Cash and cash equivalents		314	184
Restricted bank deposit		39	-
Trade accounts receivable	3	678	170
Other accounts receivable	4	116	95
Income tax refundable		38	43
Inventories	5	801	703
		1,986	1,195
NON-CURRENT ASSETS:
Fixed assets, net	6	564	674

		2,550	1,869
CURRENT LIABILITIES:
Trade accounts payable	7	515	668
Related parties loan payable	17e	-	3,328
Other accounts payable	8	301	362
		816	4,358
LONG-TERM LIABILITIES:
Related parties loan payable	17e	1,959	-
Severance pay liability, net	9	51	51
		2,010	51
CONTINGENT LIABILITIES AND COMMITMENTS	10

CAPITAL DEFICIENCY:
Share capital	11	482	482
Share premium		5,346	1,732
Reserves		1,022	(142)
Accumulated deficit		(7,126)	(4,612)
		(276)	(2,540)

		2,550	1,869

Date of approval of the financial statements

The accompanying notes are an integral part of the financial statements.

F-4

L & S LIGHT & STRONG LTD.

STATEMENTS OF COMPREHENSIVE LOSS

		Year ended December 31
		2014	2013
	Note	US $ in thousands

Revenues		4,055	3,602
Cost of revenues	12	(3,641)	(4,276)

Gross profit (loss)		414	(674)

Research and development expenses	13	(2,075)	-
Selling and marketing expenses	14	(70)	(97)
General and administrative expenses	15	(396)	(381)

Operating loss		(2,127)	(1,152)

Financial expenses		(387)	(216)
Financial expenses, net		(387)	(216)

Loss for the year		(2,514)	(1,368)

Other comprehensive income (loss):
Foreign currency translation differences		(22)	(132)
Actuarial gains		7	5

Total comprehensive income (loss) for the year		(2,529)	(1,495)

Basic and diluted loss per share		(0.11)	(0.75)
Weighted average shares		22,870,183	1,829,467

The accompanying notes are an integral part of the financial statements.

F-5

L & S LIGHT & STRONG LTD.

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY

	Share capital *	Share premium	Accumulated deficit	Foreign currency translation reserve	Shareholders transaction reserve	Remeasurement of defined benefit liability reserve	Total
	US $ in thousands

BALANCE AT JANUARY 1, 2013	482	1,732	(3,244)	(21)	-	6	(1,045)

CHANGES DURING 2013:
Loss for the year	-	-	(1,368)	-	-	-	(1,368)
Other comprehensive income (loss), net of taxes	-	-	-	(132)	-	5	(127)
Total comprehensive loss for the year	-	-	(1,368)	(132)	-	5	(1,495)

BALANCE AT DECEMBER 31, 2013	482	1,732	(4,612)	(153)	-	11	(2,540)

CHANGES DURING 2014:
Shareholders' loan converted to shares		292					292
Shares issued for cash	-	1,424	-	-	-	-	1,424
Shares issued for services		1,898					1,898
Loss for the year	-	-	(2,514)	-	-	-	(2,514)
Other comprehensive income (loss), net of taxes	-	-	-	(23)	1,180	7	1,164
Total comprehensive loss for the year	-	3,614	(2,514)	(23)	1,180	7	2,264

BALANCE AT DECEMBER 31, 2014	482	5,346	(7,126)	(176)	1,180	18	(276)

* See note 11.

The accompanying notes are an integral part of the financial statements.

F-6

L & S LIGHT & STRONG LTD.

STATEMENTS OF CASH FLOWS

	Year ended December 31
	2014	2013
	US $ in thousands
Cash flows from operating activities:
Loss for the year	(2,514)	(1,368)
Adjustments necessary to present cash flows from operating activities:

Expenses (income) not involving cash flows:
Share based compensation for services	1,898	-
Depreciation	82	86
Increase in severance pay liability, net	13	14
	1,993	100

Changes in operating asset and liability items:
Decrease (increase) in trade accounts receivable	(572)	903
Decrease in other accounts receivable	(34)	12
Decrease (increase) in inventory	(189)	132
Increase (decrease) in trade accounts payable	(89)	(256)
Decrease in other accounts payable	(24)	(57)
	(908)	734

Tax payments	1	(29)

Effect of changes in exchange rates on cash balances in foreign currencies	-	3

Net cash used in operating activities	(1,428)	(560)

The accompanying notes are an integral part of the financial statements.

F-7

L & S LIGHT & STRONG LTD.

STATEMENTS OF CASH FLOWS

	Year ended December 31
	2014	2013
	US $ in thousands
Cash flows from investing activities:
Increase in restricted bank deposit	(43)	-
Purchase of fixed assets	(41)	(49)

Net cash used in investing activities	(84)	(49)

Cash flows from financing activities:
Proceeds from share issued for cash	1,424	-
Proceeds from related party loans	373	1,081
Interest and exchange differences payments	-	(3)
Payment of short-term loans from banks	-	(426)

Net cash provided by financing activities	1,797	652

Increase in cash and cash equivalents	285	43

Effect of changes in exchange rates on cash balances in foreign currencies	(155)	11

Cash and cash equivalents at beginning of year	184	130

Cash and cash equivalents at end of year	314	184

Appendix – Non cash activity
Shareholders' loan converted to shares	292	-
Shareholders' transaction reserve	1,180	-

The accompanying notes are an integral part of the financial statements.

F-8

L & S LIGHT & STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

1.	GENERAL

a.	Description of the company

The company began business operations in November 2007. The company is engaged in the design and production of composite materials in the aviation field. The company is currently looking to expand its product base by actively developing and manufacturing high altitude, solar powered, continuous flight unmanned aerial vehicles (UAVs) for the purpose of broad communications coverage for civilian and military usage applications

b.	Definitions:

The company	-	L & S Light & Strong Ltd.
The (former) parent company	-	S.D.S. (Star Defense Systems) Ltd.
Related parties	-	as defined in International Accounting Standard (hereafter – IAS) 24.
CPI	-	Consumer Price Index, as published by the Central Bureau of Statistics.
Dollar	-	the US dollar.

c.	Since inception, the company has incurred cumulative losses and negative cash flows from operating activities. The company has an accumulated deficit of $ 7,126 thousand and $ 4,612 thousand as of December 31, 2014 and 2013, respectively, and a loss of $ 2,526 thousand and $ 1,368 thousand for the years ended December 31, 2014 and 2013, respectively. As the company does not anticipate achieving positive cash flows from operations in the foreseeable future, there is substantial doubt about the company's ability to continue as a going concern.

Management plans include the implementation of an efficiency program to decrease expenses and increase sales, factors which contributed to an improvement in profitability and cash flows, as well as raising capital from existing and external investors. In addition, the company plans to have its securities initially quoted on the OTC Bulletin Board and then listed on NASDAQ, for the purpose of raising capital to finance its operations. There are no assurances, however, that the company will be successful in obtaining an adequate level of financing needed for its operations. If the company is unsuccessful in raising capital, it may need to reduce activities or curtail or cease operations.

The company's deficit was financed by the former parent company (S.D.S. (Star Defense Systems) Ltd.) through December 31, 2013. In July 2014, external investors purchased the majority of the company shares from the former parent company; including rights to the shareholders' loan, of which part was converted to shares (see note 10). According to an agreement signed February 2015, the investors agreed to postpone the repayment of the loan for a 24 month period from date of contract, until February 22, 2017 (see Note 17).

F-9

L & S LIGHT & STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

1.	GENERAL (cont.)

c.	(cont.)

These financial statements have been prepared assuming that the company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

d.	The company has two core customers. Management is operating to recruit new customers and enter new fields of activity.

2.	SIGNIFICANT ACCOUNTING POLICIES:

a.	Declaration regarding implementation of IFRS -

The company prepares its financial statements in conformity with IFRS and with the interpretations thereof published by the International Accounting Standards Board (hereafter – IASB).

The significant accounting policies applied in preparation of these financial statements in conformity with IFRS, are consistent with those applied in preparation of financial statements for the comparative periods presented in these financial statements.

b.	The company's operating cycle is one year.

c.	Foreign currency:

1)	Functional and presentation currency –

The functional currency of the company is NIS (the "Functional Currency"), which best reflects the economic environment in which the company operates and its transactions.

The Company has chosen its presentation currency to be the U.S. dollar (the "Presentation Currency").

2)	Transactions and balances in foreign currency -

Foreign currency transactions in currencies different from the Functional Currency (the "Foreign Currency") are translated into the Functional Currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange differences resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in Foreign Currencies are recorded to the statement of comprehensive loss among finance income or expenses.

F-10

L & S LIGHT & STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

2.	SIGNIFICANT ACCOUNTING POLICIES (cont.):

c.	Foreign currency (cont.):

2)	Transactions and balances in foreign currency (cont.)-

After the measurement process in the company's Functional Currency is complete, the financial statements are translated into the Presentation Currency as follows: equity accounts are translated using historical exchange rates (as reported by the Bank of Israel). All other statements of financial position accounts are translated using the year-end exchange rate (as reported by the Bank of Israel). Statement of comprehensive loss amounts are translated using the exchange rates prevailing at the dates of the transactions. The resulting translation differences relating to the conversion from Functional Currency to Presentation Currency are reported in other comprehensive loss.

d.	Use of estimates and judgments:

The preparation of the financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

The preparation of accounting estimates used in the preparation of the company's financial statements requires management to make assumptions regarding circumstances and events that involve considerable uncertainty. Management of the company prepares the estimates on the basis of past experience, various facts, external circumstances, and reasonable assumptions according to the pertinent circumstances of each estimate.

Information regarding key assumptions concerning the future, and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, is detailed below:

Assumption	Key estimation	Possible ramifications	Reference

Employee retirement benefits	Actuarial assumptions, such as discount rate, rate of future salary increases and rate of increase in pension stipends	Increase/ decrease in liability for defined benefit plan after retirement	For additional information regarding the effect of changes in actuarial assumptions, see Note 9.

F-11

L & S LIGHT & STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

2.	SIGNIFICANT ACCOUNTING POLICIES (cont.):

e.	Capital management –

The company's capital management policy is to ensure a sound and efficient capital structure with the aim of enabling continued operations and supporting potential business development, with returns for shareholders and benefits for other interested parties, such as company employees and creditors. The Board of Directors aims to maintain return on capital defined as the ratio of net operational profit to total equity. The Board of Directors also supervises dividend distribution to shareholders. The company is not subject to third-party capital requirements.

f.	Financial instruments –

1)	Non-derivative financial assets –

Initial recognition of financial assets

The company initially recognizes receivables and deposits on the date that they are created. All other financial assets acquired in a regular way purchase are recognized initially on the trade date at which the company becomes a party to the contractual provisions of the instrument, meaning on the date the company undertook to purchase or sell the asset. Financial assets are initially measured at fair value. If the financial asset is not subsequently accounted for at fair value through profit or loss, then the initial measurement includes transaction costs that are directly attributable to the asset acquisition or creation.

The company subsequently measures financial assets at either fair value or amortized cost.

Non-derivative financial assets include cash and cash equivalents and trade and other receivables.

Derecognition of financial assets

Financial assets are derecognized when the contractual rights of the company to the cash flows from the asset expire, or the company transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Regular way sales of financial assets are recognized on the trade date, meaning on the date the company undertook to sell the asset.

Regarding offset of financial assets and liabilities, see 2 below.

Classification of financial assets and the relevant accounting treatment

The Company's financial assets are classified as loans and receivables.

F-12

L & S LIGHT & STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

2.	SIGNIFICANT ACCOUNTING POLICIES (cont.):

f.	Financial instruments (cont.) –

1)	Non-derivative financial assets (cont.) –

Loans and receivables

Trade receivables, loans, and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables. Loans and receivables are measured at amortized cost using the effective interest method, less any impairment.

Loans and receivables include cash and cash equivalents and trade and other receivables.

Cash and cash equivalents comprise cash balances available for immediate use and call deposits. Cash equivalents comprise short-term highly liquid investments (with original maturities of three months or less) that are readily convertible into known amounts of cash and are exposed to insignificant risks of change in value. Bank overdraft, which is available for immediate repayment and comprises an integral part of the company's cash management, is included as a component of cash and cash equivalents only with regard to presentation in the statement of cash flows.

2)	Non-derivative financial liabilities –

Non-derivative financial liabilities include bank overdraft, loans and bank credit and trade and other payables.

Initial recognition of financial liabilities

The company initially recognizes debt securities issued on the date they originated. All other financial liabilities are recognized initially on the trade date at which the company becomes a party to the contractual provisions of the instrument.

Financial liabilities, including borrowings, are initially measured at fair value, net of transaction costs. Financial liabilities are subsequently measured at amortized cost using the effective interest method, with interest expense recognized on an effective yield basis.

Derecognition of financial liabilities

Financial liabilities are derecognized when the obligation of the company, as specified in the agreement, expires or when it is discharged or cancelled.

Offset of financial instruments

Financial assets and financial liabilities are offset and the net amount is presented in the statement of financial position if there is a currently legally enforceable right to set off the recognized amounts and there is an intention either to settle on a net basis or to realize the asset and settle the liability simultaneously.

F-13

L & S LIGHT & STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

2.	SIGNIFICANT ACCOUNTING POLICIES (cont.):

f.	Financial instruments (cont.) –

3)	Share capital –

Regular shares

Regular shares are classified as equity.

g.	Fixed assets –

Property, plant and equipments are tangible items, which are held for use in the manufacture or supply of goods or services, or leased to others, which are predicted to be used for more than one period. The company presents its property, plant and equipment items according to the cost model.

Under the cost method - property, plant and equipment are presented at the balance sheet at cost, less any accumulated depreciation and any accumulated impairment losses. The cost includes the cost of the asset's acquisition as well as costs that can be directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

Each part of a depreciable fixed assets item, the cost of which is material in relation to the total cost of that item, is depreciated separately. Depreciation is calculated using the straight-line method at rates considered adequate to depreciate the assets over their estimated useful lives.

Annual depreciation rates are as follows:

	Depreciation rate	Useful lifespan
	%	years
Machinery & equipment	15	6-7
Office furniture & equipment	6-33	3-17
Vehicles	15	6-7
Leasehold improvements	10	10

Scrap value, depreciation method and the assets useful lives are being reviewed by management in the end of every financial year. Changes are handled as a change of estimation and are applied from here on.

The gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in the income statement.

F-14

L & S LIGHT & STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

2.	SIGNIFICANT ACCOUNTING POLICIES (cont.):

h.	Impairment of tangible and intangible assets –

At each balance sheet date, the company reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment annually, and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss.

Reversal of an impairment loss, as above, may not increase the value above the lower of (i) the carrying amount that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years, and (ii) its recoverable amount.

i.	Inventory –

Inventories are assets held for sale in the ordinary course of business, in the process of production for such sale or in the form of materials or supplies to be consumed in the production process or in the rendering of services.

Inventories are stated at the lower of cost and net realizable value. Cost of inventories includes all the cost of purchase, direct labor, fixed and variable production over-head and other cost that are incurred, in bringing the inventories to their present location and condition.

Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

F-15

L & S LIGHT & STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

2.	SIGNIFICANT ACCOUNTING POLICIES (cont.):

i.	Inventory (cont.) –

Inventories that are purchased on deferred settlement terms, which contain a financing element, are stated at purchase price for normal credit terms. The difference between the purchase price for normal credit terms and the amount paid is recognized as interest expense over the period of the financing

Inventory costs are determined as follows:

-	Raw materials and ancillary material – "First – in, first – out" (FIFO) method

-	Finished products and products in process – on the basis of average costs, including materials, labor, manufacturing costs and other indirect costs.

j.	Provisions –

Provisions are recognized when the company has a present obligation (legal or constructive) as a result of a past event and it is probable that the company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is management's best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

k.	Employee benefits –

1)	Post-employment benefits –

The company has a number of programs for employee benefits after employment. The programs are generally funded by deposits with insurance companies, and are categorized as defined contribution plans and defined benefit plans.

a.	Defined contribution plan

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and has no legal or constructive obligation to pay further amounts. The company's obligation of contribution to defined contribution pension plan is recognized as an expense in profit and loss in the periods during which services are rendered by employees.

F-16

L & S LIGHT & STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

2.	SIGNIFICANT ACCOUNTING POLICIES (cont.):

k.	Employee benefits (cont.) –

b.	Defined benefit plan

A defined benefit plan is a post-employment benefit plan other than a defined contribution plan. This benefit is presented at present value deducting the fair value of any plan assets and is determined using actuarial assessment techniques which involves, among others, determining estimates regarding the capitalization rates, anticipated return on the assets, the rate of the increase in salary and the rates of employee turnover.

Expenses in respect of a Defined Benefit Plan are carried to the income statement in accordance with the Projected Unit Credit Method, while using actuarial estimates that are performed at each balance sheet date. The current value of the company's obligation in respect of the defined benefit plan is determined by discounting the future projected cash flows from the plan by the market yields on government bonds, denominated in the currency in which the benefits in respect of the plan will be paid, and whose redemption periods are approximately identical to the projected settlement dates of the plan.

Actuarial profits and losses are carried to other comprehensive income statements on the date they were incurred. The Past Service Cost is immediately recognized in the company's income statement to the extent the benefit has vested. A past service cost which has not yet vested is amortized on a straight-line basis over the average vesting period until the benefit becomes vested.

The company's liability in respect of the Defined Benefit Plan which is presented in the company's balance sheet includes the current value of the obligation in respect of the defined benefit, with the addition (net of) actuarial past service cost that was not yet recognized. A net plan, which is created from said calculation, is limited to the amount of the actuarial losses and past service costs that were not yet recognized with the addition of the current value of available economic benefits in the shape of returns from the plan or in the shape of reduction in future contributions to the plan.

2)	Short-term

Short-term employee benefits include salaries, holiday pay, sick leave, recreation pay and payments in respect of managerial insurance policies, and are recognized when the related services are received. Liability for bonuses or profit sharing plans is recognized when the company has a legal or implied obligation to pay the amounts involved in respect of past services and such amounts can be reliably measured.

F-17

L & S LIGHT & STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

2.	SIGNIFICANT ACCOUNTING POLICIES (cont.):

l.	Revenue recognition -

Revenue is measured at the fair value of the consideration received or receivable. Revenue is reduced for estimated customer returns, rebates and other similar allowances.

Sale of goods –

Revenue from the sale of goods is recognized when all the following conditions are satisfied:

•	The company has transferred to the buyer the significant risks and rewards of ownership of the goods;

•	The company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	The amount of revenue can be measured reliably;

•	It is probable that the economic benefits associated with the transaction will flow to the company; and

•	The costs incurred or to be incurred in respect of the transaction can be measured reliably.

m.	Taxes on income -

Deferred income taxes are recognized, using the liability method, for temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

Deferred income taxes are determined using tax rates (and laws) that have been enacted or substantially enacted by the statement of financial position date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled. Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Since the Company is unable to assess whether it will have taxable income in the foreseeable future, no deferred taxes were recorded in these financial statements.

n.	Financial income and expenses –

Financing income is comprised of interest income on cash deposits, interest income on installment sales and income from exchange rate differences. Interest income is recognized in profit and loss as it accrues using the effective interest method.

Financing expenses are comprised of interest and indexing expenses on loans, expenses from exchange rate differences and unwinding of the discount on provisions. All borrowing costs are recognized in profit and loss using the effective interest method.

F-18

L & S LIGHT & STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

2.	SIGNIFICANT ACCOUNTING POLICIES (cont.):

n.	Financial income and expenses (cont.) –

In the statements of cash flows, interest received and dividends received are presented as part of cash flows from investing activities. Interest paid and dividends paid are presented as part of cash flows from financing activities.

Foreign currency gains and losses that are recognized in profit or loss are reported on a net basis.

o.	Foreign currency exchange rates and CPI -

1)	Data regarding the CPI and the exchange rate of the NIS and Euro:

		Exchange rate	Exchange rate
At year end:	C P I *	of NIS 1	of €1
2014	124.32	0.257	1.215
2013	124.57	0.288	1.378

Increase (decrease) during the year:
2014	(0.2)%	(10.8)%	(11.8)%

*	Based on the index for the month ending on each balance sheet date, on the basis of 2002 average = 100.

2)	Balances in, or linked to, foreign currency are stated at the representative exchange rates as of the balance sheet date.

3)	Balances linked to the CPI are presented based on the last index published prior to the balance sheet date, or in accordance with the linkage terms applicable thereto.

p.	Earnings per share -

The company presents basic and diluted earnings per share ("EPS") data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the company by the weighted average number of ordinary shares outstanding during the period. Diluted EPS is determined by adjusting the profit and loss attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding for the effects of all dilutive potential ordinary shares. As of December 31, 2014, there are no dilutive potential ordinary shares.

q.	Transactions with controlling shareholders –

Assets and liabilities pertaining to transactions with controlling shareholders are measured at fair value at date of transaction. The difference between the fair value to the consideration for the transaction is charged to equity.

F-19

L & S LIGHT & STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

2.	SIGNIFICANT ACCOUNTING POLICIES (cont.):

r.	Adoption of new and revised Standards and interpretations

(1)	Standards, amendments to standards and new interpretations effecting the current period and/or previous reporting periods (cont.)

IFRS 13 “Fair Value Measurement”

The standard replaces the individual fair value measurement provisions in the various International Financial Reporting Standards, with provisions that have been gathered together into a single standard that will constitute a guide to fair value measurement. Accordingly, provisions have been set for the measurement of fair value for all of the items that are measured at fair value in the statement of financial position or for disclosure purposes.

In accordance with the standard, fair value is defined as the amount that would be received from the sale of an asset or the amount that would be paid on the payment of a liability in the ordinary course of business between market participants at the time of the measurement.

The standard determines the various approaches to the measurement of the fair value and notes that the evaluation technique that makes the maximum use of observed market data is to be used. In respect of non-financial assets, it is determined that in order to measure their fair value their optimal use is to be evaluated, and that the fair value is to be estimated on this basis.

This standard is implemented prospectively for annual periods commencing on January 1, 2013, and thereafter.

The effect of the adoption of the standard on the financial statements of the company is insignificant, see Note 18.

F-20

L & S LIGHT & STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

2.	SIGNIFICANT ACCOUNTING POLICIES (cont.):

r.	Adoption of new and revised Standards and interpretations (cont.)

(2)	New standards and amendments not yet adopted

IFRS 9 (2010), Financial Instruments

IFRS 9 (2010) generally preserves the instructions regarding classification and measurement of financial liabilities that are provided in IAS 39. Nevertheless, unlike IAS 39, IFRS 9 (2010) requires as a rule that the amount of change in the fair value of financial liabilities designated at fair value through profit or loss, other than loan grant commitments and financial guarantee contracts, attributable to changes in the credit risk of the liability, to be presented in other comprehensive income, with the remaining amount being included in profit or loss. The mandatory effective date of IFRS 9 (2010) has not yet been determined. Early application is permitted subject to providing disclosure and at the same time adopting other IFRS amendments as specified in the standard. IFRS 9 (2010) is to be applied retrospectively other than in a number of exceptions as indicated in the transitional provisions included in IFRS 9 (2010). The company has not yet commenced examining the effects of adopting IFRS 9 (2010) on the financial statements.

IFRS 9 (2013), Financial Instruments, amendments to IFRS 9 (2010), IFRS 7 and IAS 39

IFRS 9 (2013) amends IFRS 9 (2010), IFRS 7 and IAS 39 on general hedge accounting. Under IFRS 9 (2013), additional hedging strategies that are used for risk management will qualify for hedge accounting (such as risk components of non-financial items or groups of items that constitute net positions). IFRS 9 (2013) replaces the present 80%-125% test for determining hedge effectiveness, with the requirement that there be an economic relationship between the hedged item and the hedging instrument, with no quantitative threshold. In addition, IFRS 9 (2013) introduces new models that are alternatives to hedge accounting as regards exposures and certain contracts outside the scope of IFRS 9 (2013). IFRS 9 (2013) sets new principles for accounting for hedging instruments, for example allowing cash instruments to be hedging instruments in more cases and adding the possibility to defer or amortize the “cost of hedging” (such as the time value of purchased options). In addition, IFRS 9 (2013) provides new disclosure requirements. The mandatory effective date of IFRS 9 (2013) has not yet been determined. Early application is permitted subject to the conditions specified in IFRS 9 (2013). The company has not yet commenced examining the effects of adopting IFRS 9 (2013) on the financial statements.

F-21

L & S LIGHT & STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

2.	SIGNIFICANT ACCOUNTING POLICIES (cont.):

r.	Adoption of new and revised Standards and interpretations (cont.)

(2)	New standards and amendments not yet adopted (cont.)

IFRS 15- "Revenue from Customer Contracts"

The new standard provides a unified application that regulates the accounting treatment of revenue arising from contracts with customers. This standard supersedes IAS 18 "Revenue" and IAS 11 "Construction Contracts" and the accompanying interpretations thereof. The core principle of the standard is the recognition of revenue from the transfer of goods or services to customers in an amount that represents the economic benefits that the entity expects to receive in return for them. As such, the standard stipulates that the recognition of revenue will occur when the entity transfers the goods and/or services to the customer and the customer obtains control of those goods or services.

The standard provides a five-step model for implementing this principle:

1)	Identification of the contract(s) with the customer.

2)	Identification of performance obligations in the contract.

3)	Determination of the transaction price.

4)	Allocation of the transaction price among performance obligations.

5)	Recognition of income when the entity has satisfied its performance obligations.

Application of this guidance will depend on the facts and circumstances present in a contract with a customer and will require the exercise of judgment. Furthermore, the standard fixates disclosure requirements for contracts with clients, significant estimates, and changes therein which were used when applying the provisions of the standard in order to enable financial statements users to understand the nature, quantity, timing, and uncertainty of income and cash flows arising from contracts with customers.

The standard should be applied in an entity’s IFRS financial statements for annual reporting periods beginning on or after January 1, 2017. Earlier application is permitted. In general, the standard will be applied retrospectively, but entities will be allowed to choose certain adjustments within the transitional guidance of the standard regarding application for previous reporting periods.

At this early stage, management is unable to estimate the effect of this standard on the company's financial position and results of operations. The company's management will examine the impact of implementing the provisions of the standard on customer contracts and examine whether these provisions will influence the timing and method of revenue recognition arising from these contracts, and whether they will influence the company's financial statements.

F-22

L & S LIGHT & STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

3.	TRADE ACCOUNTS RECEIVABLE

a.	Composition:

	December 31
	2014	2013
	US $ in thousands

Open accounts	721	217
Less – allowance for doubtful debts	(43)	(47)

	678	170

b.	Of the trade accounts receivable balance at the end of the year, $ 400 thousand (2013: $ 67 thousand) is due from Company A, and $ 255 thousand (2013: $ 15 thousand) is due from Company B which are the company's largest customers. Sales to Company A and Company B represent 48% and 38%, of the company's revenue for the year ended December 31, 2014, respectively, (52% and 25% for the year ended December 31, 2013, respectively).

c.	Aging of customer debts:

	December 31
	2014	2013
	US $ in thousands

0-30 days	614	130
30-60 days	60	30
61-90 days	3	9
More than 90 days	-	1

	678	170

d.	The company's exposure to credit, currency risks and impairment losses related to trade and other receivables are disclosed in Note 18.

F-23

L & S LIGHT & STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

4.	OTHER ACCOUNTS RECEIVABLE

Composition:

	December 31
	2014	2013
	US $ in thousands
	`
Related party	-	34
Prepaid expenses	32	60
Institutions	70	-
Advances to suppliers and others	14	1

	116	95

5.	INVENTORY

Composition:

	December 31
	2014	2013
	US $ in thousands

Raw materials	612	442
Products in process of production	189	261

	801	703

F-24

L & S LIGHT AND STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

6.	FIXED ASSETS:

a.	Composition: US $ in thousands

	Machinery & equipment	Computers	Office furniture & equipment	Leasehold improvements	Total
Cost:
Balance as of January 1, 2014	300	60	59	533	952
Additions	19	5	9	8	41
Foreign currency translation differences	(34)	(7)	(7)	(57)	(105)
Balance as of December 31, 2014	285	58	61	484	888

Accumulated depreciation:
Balance as of January 1, 2014	63	56	12	147	278
Additions	21	3	6	52	82
Foreign currency translation differences	(8)	(6)	(2)	(20)	(36)
Balance as of December 31, 2014	76	53	16	179	324

Depreciated cost as of December 31, 2014	209	5	45	305	564
Depreciated cost as of December 31, 2013	237	4	47	386	674

b.	Regarding liens on assets, see Note 10.

F-25

L & S LIGHT AND STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

7.	TRADE ACCOUNTS PAYABLE

Composition:

	December 31
	2014	2013
	US $ in thousands
Open accounts	238	301
Post dated checks	277	367
	515	668

8.	OTHER ACCOUNTS PAYABLE

Composition:

	December 31
	2014	2013
	US $ in thousands
Payroll and related expenses	174	268
Institutions	6	31
Expenses payable	121	30
Deferred revenue	—	33
	301	362

9.	LIABILITY FOR EMPLOYEE BENEFITS

a.	Composition:

	December 31
	2014	2013
	US $ in thousands
Post-employment benefits as part of a defined benefit plan:
Severance pay liability	51	51

Short-term employee benefits:
Liability for vacation and recuperation pay*	21	33

*included in payroll and related expenses liability, see note 8 above.

F-26

L & S LIGHT AND STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

9.	LIABILITY FOR EMPLOYEE BENEFITS (cont.)

b. Defined benefit/ contribution plan:

1)	General –

The Israeli Severance Pay Law, 1963 ("Severance Pay Law"), specifies that employees are entitled to severance payment, upon dismissal or upon termination of employment in certain other circumstances. Under the Severance Pay Law, the company's liability for severance pay is based on a valid labor agreement and the employee's most recent monthly salary which together generate a right to severance compensation, as well as years of employment.

The company received a certificate of approval from the Ministry of Labor and Social Affairs according to Section 14 of the Severance Pay Law ("Section 14"). Under Section 14, monthly deposits are made on behalf of the employees, at the obligatory contribution rate of their monthly salary (6% in 2014), to their insurance funds. Payments in accordance with Section 14 release the Company from the liability for any future severance payments in respect of those employees. The company has no legal or constructive obligations to pay further contribution if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current or prior periods.

These contributions for compensation represent defined contribution plans.

The company's liability for severance pay not covered by Section 14 (2.33% of the monthly salary in 2014) is considered a defined benefit plan.

The aforementioned liability is calculated by an independent actuary, a member of the Israeli Actuary Society. The present value of the defined benefit obligation and the relevant costs of current and prior service is calculated using the projected unit credit method.

During the year 2014 a sum of $ 18 thousand was recognized in the income statement due to the defined benefit plan (2013 - $ 21 thousand).

2)	The principal actuarial assumptions used are as follows:

	December 31
	2014	2013

Discount rate	3.74%	4.15%
Expected nominal interest rate on plan assets	4.15%	4.31%
Expected rate of salary increase	3.71%	4.44%

F-27

L & S LIGHT AND STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

9.	LIABILITY FOR EMPLOYEE BENEFITS (cont.)

3)	The amounts recognized in the income statement are as follows:

	Year ended December 31
	2014	2013
	US $ in thousands

Current service cost	16	19
Interest cost	2	2
	18	21

Charged to the statement of income as follows:

Cost of operations	18	21
	18	21

4)	Changes in the present value of liability for defined benefit plan are as follows:

	December 31
	2014	2013
	US $ in thousands

Balance beginning of year	51	37
Current service cost	10	19
Interest cost	2	2
Actuarial losses (profits)	(7)	(5)
Benefits paid during the year	(5)	(2)
Balance end of year	51	51

5)	Presentation in the statement of financial position:

	December 31
	2014	2013
	US $ in thousands

Present value of liability	51	51
Present value of plan assets	-	-
Net defined benefit plan liability	51	51

F-28

L & S LIGHT AND STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

9.	LIABILITY FOR EMPLOYEE BENEFITS (cont.)

6)	Rate of employee turnover:

Age	Turnover rate

18-35	20%
36-45	15%
46-50	10%
51- retirement	5%

Standard retirement age:

Men – 67

Women - 64

7)	Paid vacation days –

According to the Annual Vacation Law, 1951, and an addition thereto stipulated in the contract between the company and the employees, employees are entitled to a certain number of paid vacation days based on years of employment.

10.	CONTINGENT LIABILITIES AND COMMITMENTS:

a.	Liens and guarantees:

The company provided a bank guarantee amounting to $ 39 thousand in order to secure rental payments. To this end, a permanent charge was registered on the company's deposit including its revenues.

b.	Commitments:

1)	The former parent company rented an industrial building in the Kanot Industrial Zone for the company's use. The contract was for a three year period ending 11.11.2013, with the option of extending the contract by two additional three-year periods. Monthly rental fees amount to approximately $ 22 thousand, linked to the CPI.

2)	According to a contract signed on June 9, 2013 between the company (hereinafter "the tenant") and the former parent company (hereinafter "the landlord"), instead of the first option period mentioned in the original contract, the tenant is entitled to exercise the option for one additional rental year, commencing November 12, 2013 and ending November 11, 2014, with an option for the additional two years. The options were exercised by the tenant.

Monthly rental fees are approximately $ 21 thousand.

F-29

L & S LIGHT AND STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

10.	CONTINGENT LIABILITIES AND COMMITMENTS (cont.):

b.	Commitments (cont.):

3)	The company received management services from the (former) parent company, in return for 4% of company revenue. These services were rendered through March 2014.

4)	The company signed a rental contract with a tenant on June 28, 2013. According to the agreement, the tenant will rent an area of 710 sq. m. on the first floor of the building on 38 Adom St. Kanot Intersection, as well as an outdoor lot at the same address with an area 354 sq. m. until May 31, 2015. The monthly rental fees are approximately $ 6 thousand, and municipal tax and water fees of approximately $ 1.5 thousand.

5)	According to a new contract signed on April 23, 2014 between the company and the tenant, instead of the rental period mentioned in the original contract, the tenant rented the above mentioned area until October 31, 2014. The monthly rental fees are approximately $ 6 thousand, and municipal tax and water fees of approximately $ 1.5 thousand.

6)	Due to financial difficulties (see Note 1c), the former parent company entered liquidation proceedings in 2014. In July 2014, external investors purchased 1,706,133 shares, representing 93.26% of the company's share capital, from the liquidator, thereby purchasing control of the company.

According to the court ruling, the following took place upon the transfer of the company's shares:

•	transfer of all rights in the shareholders' loan granted by the former parent company to the purchasers, free of all third-party rights.

•	removal of the lien registered in favor of the bank from 26.6.2011.

•	cancellation of all management contracts which entitle the former parent company or related companies to management fees or any other payments; and cancellation of any debts thereof.

7)	In July 2014, the company and external investors signed an agreement with an entrepreneur regarding the purchase of know how pertaining to the development of a solar-powered UAV.

According to the agreement:

•	The external investors will do their best to obtain complete control of the company, upon which they will be issued a total of 36,589,340 company shares in consideration for conversion of approximately $ 292 thousand (NIS 1 million) of the aforementioned shareholders' loan purchased from the liquidator.

F-30

L & S LIGHT AND STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

10.	CONTINGENT LIABILITIES AND COMMITMENTS (cont.):

b.	Commitments (cont.):

7)	(cont.)

•	In consideration for transfer of all rights to the aforementioned know how, the company will issue 16,465,203 shares to the entrepreneur, to be held in trust. Likewise, the company will issue

•	5,488,400 options to the entrepreneur, convertible into 5,488,400 company shares. After issue and allocation to the external investors, these shares will represent approximately 33% of the company's fully diluted paid-in share capital.

•	The company will raise additional capital of approximately $2.5 million for the development of the solar-powered UAV.

On March 5, 2015, the parties to the above contract signed an agreement which effectively cancels the contract as pertains to the entrepreneur, according to which the entrepreneur will return the shares and options issued to him.

The company signed a new contract with the entrepreneur on March 5, 2015, as follows:

•	The Company will issue a total of 8,008,754 shares to various parties, as per the request of the entrepreneur, and detailed in an appendix to the contract. After issue and allocation to investors, these shares will represent approximately 15.18% of the company's fully diluted paid-in share capital.

•	The entrepreneur will serve as a senior consultant to the Company in the development of the solar-powered UAV. The entrepreneur will not engage in similar development in competition with the company, as stipulated in the terms of the contract.

As the aforementioned is considered an adjusting event, the Company recorded the 8,008,754 shares as issued as of December 31, 2014.

c.	Legal proceedings:

a.	A former employee submitted a claim against the company regarding a work-related injury in 2010.

Due to differing medical opinions on behalf of the parties, in September 2014, after the date of these financial statements, the court appointed a medical expert to give an expert opinion as to the disability caused, if any. The expert has yet to complete his opinion.

In management's opinion, based on a preliminary estimate of the company's legal counsel, the company's exposure with regard to the claim is approximately $ 30,000 (NIS 100,000). However, this sum is liable to change, due to the current preliminary stages of the legal proceedings.

The company is covered by an employer's liability policy with a deductible of approximately $ 1.7 thousand (NIS 6,000).

F-31

L & S LIGHT AND STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

10.	CONTINGENT LIABILITIES AND COMMITMENTS (cont.):

b.	A former employee submitted a request for damages in the amount of approximately $ 90 thousand (NIS 310,000) regarding a work-related injury in 2014.

The company is covered by an employer's liability policy with a deductible of approximately $ 2 thousand (NIS 7,000). A claim was submitted against the insurance company, who gave an initial estimate of the company's exposure at the amount of the deductible.

However, due to the preliminary stages of the claim and due to the fact that a legal claim has not been filed, it is difficult to estimate the claimed damages and the company's exposure thereof.

c.	In December 2014, a letter was received from the special managers of the former parent company requesting compensation in the amount of approximately $ 42 thousand (NIS 159 thousand) in connection with the forfeiture of a bank guarantee for alleged breaches in the rental contract of the industrial building in which the company operates.

The company responded with a complete rejection of the claims made by the special managers. As of the date of these financial statements, the special managers have not responded to the company.

d.	A former employee submitted a claim against the company in the amount of approximately $ 110 thousand (NIS 381,339) in connection with his employment termination rights, including claims for severance pay, vacation pay and other related expenses.

The company attempted to settle the dispute with the former employee and proposed a compromise in June 2014. The former employee has not responded to the company's proposed compromise.

11.	EQUITY:

a.	Composition:

	As of December 31
	2014	2013
	No. of shares
Ordinary shares as of January 1	1,829,467	1,829,467
Shares issued for cash	6,314,730	-
Shares issued for services	8,008,754	-
Shareholders' loan converted to shares	36,589,340	-
Ordinary shares as of December 31	52,742,291	1,829,467

Authorized	1,000,000,000	10,100,000

F-32

L & S LIGHT AND STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

11.	EQUITY (cont.):

b.	Rights attached to shares:

The ordinary shares confer upon their holders voting rights and the right to participate in shareholders meetings (the holders of shares are entitled to one vote per share), the right to receive profits and a right to share in excess assets upon liquidation of the company.

c.	In July 2014, the Company amended and restated its Articles of Association to change the share par value to zero, and to increase the authorized capital of the company to 1,000,000,000 shares.

d.	In January 2015, the company's Board of Directors approved a plan for granting options to company employees, consultants and service providers, as per the provisions of Clause 102 to the Income Tax Ordinance, in the "capital gain track". An issuance of options under this plan will be by a written agreement with the individual, specifying, inter alia, the number of shares derived from exercise of the options, vesting date, date of expiration, etc., as approved by the Board of Directors.

e.	In late 2014, the company signed agreements with various investors to issue a total of 6,314,730 company shares in consideration for $1,423,767 in aggregate, as part of the company's plan to raise capital for the development of the solar-powered UAV. These shares represent approximately 9.46% of the company's fully diluted paid-in share capital.

The Company recorded 8,008,754 shares issued for services in the reporting period. The share based compensation was calculated based on the share value in recent transactions of company shares.

12.	COST OF REVENUES

Composition:

	Year ended December 31
	2014	2013
	US $ in thousands
Purchase of materials	1,072	1,089
Salaries	1,727	2,080
Rent and maintenance (*)	408	455
Outsourcing	374	271
Depreciation	69	71
Changes in inventory of raw material and products in process	(158)	132
Other	149	178
	3,641	4,276

*	Net of sub rental in the amount of approximately $ 78 thousand, $ 40 thousand as of 2014 and 2013, respectively, see Note 10.

F-33

L & S LIGHT AND STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

13.	RESEARCH AND DEVELOPMENT EXPENSES

Composition:

	Year ended December 31
	2014	2013
	US $ in thousands
Purchase of know how (share based payment)	1,898
Purchase of materials	32	-
Salaries	102	-
Rent	15	-
Outsourcing	16	-
Others	12	-
	2,075	-

14.	SELLING AND MARKETING EXPENSES

Composition:

	Year ended December 31
	2014	2013
	US $ in thousands
Salaries	66	91
Vehicle maintenance and other	4	6
	70	97

15.	GENERAL AND ADMINISTRATIVE EXPENSES

Composition:

	Year ended December 31
	2014	2013
	US $ in thousands

Salaries	122	115
Professional fees	129	11
Vehicle maintenance	11	31
Management fees *	44	144
Depreciation	11	15
Office maintenance	18	1
Office expenses and communications	17	17
Bad debts	—	47
Others	44	—
	396	381

* For more details, see Note 10.

F-34

L & S LIGHT AND STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

16.	TAXES ON INCOME

a.	Tax laws applicable to the company

On December 5, 2011, the Law for Changes in Taxation (legislation amendments), 2011 was enacted. This law cancels the reduction in tax rates as stipulated by the Economic Efficiency Law, setting company tax rates at 25% as of tax year 2012 and thereafter.

In July 2013, the Israeli Parliament (Knesset) approved the Budget Law and Economic Arrangements Law for 2013-2014, which include an increase in company tax rates to 26.5% as of January 1, 2014.

b.	Tax assessments

The company has received final assessments through the tax year 2010.

c.	Tax losses

As of December 31, 2014, the company has carryforward tax losses of approximately $ 4.59 million (NIS 17.9 million) (approximately $ 4.75 million or NIS 16.6 million in 2013).

17.	RELATED PARTIES

a.	Balances:

	December 31
	2014	2013
	US $ in thousands

Current assets	—	34
Current liabilities (shareholders' loan, see note 8)	1,959	3,328

b.	Transactions:

	Year ended December 31
	2014	2013
	US $ in thousands

Revenue from related companies	—	16
Finance expenses	348	168
Management fees*	43	144

*For more details, see Note 10.

c.	Controlling owner –

As of December 31, 2013, approximately 93% of the company's shares were held by S.D.S Star Defense Systems Ltd. These shares were purchased by Mr. Ofer Amir and Mr. Gal Erez, in equal parts, see note 11.

F-35

L & S LIGHT AND STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

17.	RELATED PARTIES (cont.)

d.	Contracts with key personnel:

1)	The company contracted with Mr. Efraim Menashy, an entrepreneur with extensive experience in the development of UAVs (see Note 10) for the position of Chief Technological Officer. The contract, signed in August 2014, stipulates as follows:

•	Monthly consideration of approximately $ 10 thousand (NIS 35 thousand), as well as an additional approximately $ 4.3 thousand (NIS 15 thousand) for the first 6 months, against an invoice.

•	A loan in the aggregate of approximately $ 14.3 thousand (NIS 50 thousand), which will be considered a gift at the end of a two-year period, if the prototype development is completed at that time.

•	Non-competition agreement for a 24 month period following the end of contract.

According to a later agreement between the parties, signed March 5, 2015 (see Note 10), the entrepreneur will not receive payment for services rendered with respect of the period of early notice (through May 12, 2015). Instead, the Company will pay the entrepreneur a sum of approximately $ 33 thousand (NIS 128 thousand) as consideration for this period, net of the loan granted.

2)	The company contracted with Mr. Ofer Amir to serve as an active director in the company, commencing November 2014. In consideration for these services, the company will pay a monthly fee of approximately $ 5.5 thousand (NIS 19,000).

3)	The company contracted with Mr. Gal Erez to serve as an active director in the company, commencing November 2014. In consideration for these services, the company will pay a monthly fee of approximately $ 5.5 thousand (NIS 19,000).

4)	The company contracted with Mr. Uri Orbach to serve as CEO of the company, commencing September 2014. In consideration for these services, the company will pay a monthly fee of approximately $ 8.5 thousand (NIS 30,000), against an invoice, as well as provide a cellular phone, car, etc, as detailed in the contract. Likewise, the CEO will be entitled to an annual bonus in 2014-2015, subject to the company achieving a target net profit. In addition, the company will grant the CEO options, as detailed in the company option plan, authorized by the Board of Directors in January 2015, see Note 11.

5)	The company contracted with the law offices of Victor Tshuva & Co. to provide legal consulting services pertaining to the listing of the company on the OTC BB. According to the agreement, signed in July 2014, the consideration for these services is a sum of $ 75 thousand, as well as the issuance of 1,646,520 company shares, subject to receiving approval from FINRA to trade on the OTC BB within 9 months from the date of the agreement.

F-36

L & S LIGHT AND STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

17.	RELATED PARTIES (cont.)

d.	Contracts with key personnel (cont.):

5)	As of the date of these financial statements, the shares have yet to be issued. The parties have an unwritten agreement to extend the period for FINRA approval.

e.	Shareholders' loan

In 2013 the loan balance bore interest at an annual rate of 6%. In July 2014, the right to the shareholders' loan were transferred to the external investors, of which part was converted to shares (see note 10).

 On February 23, 2015, the company signed an agreement with the external investors delineating the terms of the aforementioned shareholders' loan. According to the agreement, the loan will bear interest at an annual rate of 4%, and the redemption date thereof will be postponed for a 24 month period from date of contract, until February 22, 2017.

The company received an expert valuation of the market value of cost of debt, which was estimated at 24.3%. The difference between the interest as calculated according to the loan agreement and the aforementioned cost of debt was charged to a capital reserve in shareholders' equity.

18.	FINANCIAL INSTRUMENTS

General

In the normal course of business, the company is exposed to credit, liquidity and market risks, as well as interest and currency risks. The Company monitors these risks on a constant basis.

a.	Capital management policy:

The company's capital management is intended to ensure that the company will be able to continue as a "going concern" while strengthening shareholders' returns, by maintaining an optimal equity/debt ratio.

The company's capital structure is comprised of debt, cash and cash equivalents, and capital deficiency, which includes share capital, share premium, capital funds and accumulated deficit.

b.	Significant accounting policies:

 For details regarding accounting policies and methodology, including measurement basis of income and expenditure for each type of financial asset, financial liability or capital instrument, see Note 2.

F-37

L & S LIGHT AND STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

18.	FINANCIAL INSTRUMENTS (cont.)

c.	Categories of financial instruments:

Financial assets:	December 31
	2014	2013
	US $ in thousands
Cash & cash equivalents	314	184
Restricted bank deposit	39	-
Trade accounts receivable	678	170
Other accounts receivable	116	95
	1,147	449

Financial liabilities:	December 31
	2014	2013
	US $ in thousands
Trade accounts payable	515	668
Other accounts payable	301	3,690
	816	4,358

d.	Credit risk

Credit risk is the risk of financial loss to the company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the company's trade and other receivables. Management has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis.

Trade and other receivables

Most of the company's activity is with government entities and other well-established customers. Management monitors outstanding receivable balances and the financial statements include appropriate allowances for estimated irrecoverable amounts.

Cash and cash equivalents

The company's cash and cash equivalents are maintained with major banking institutions in Israel.

At the reporting date, there were no significant concentrations of credit risk. The maximum exposure to credit risk is represented by the carrying amount of each financial asset, in the statement of financial position. Financial instruments that could potentially subject the company to credit risks consist primarily of trade receivables.

e.	Liquidity risk

Liquidity risk is the risk that the company will not be able to meet its financial obligations as they fall due. The company's approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its

F-38

L & S LIGHT AND STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

18.	FINANCIAL INSTRUMENTS (cont.)

e.	Liquidity risk (cont.)

liabilities when due, without incurring unacceptable losses or risking damage to the company's reputation.

f.	Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates and interest rates will affect the company's income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return on risk.

Interest rate risk

The company is exposed to fluctuations in the interest rate, including changes in the CPI.

Currency risk

The company's operating income and cash flows are exposed to currency risk, mainly due to local trade receivables with whom the company operates in US dollars. The company also manages bank accounts that are denominated in a currency other than its respective functional currency, primarily USD.

The company's exposure to foreign currency risk and CPI is as follows:

	December 31, 2014			December 31, 2013
	In or linked to US$	Linked to CPI	Unlinked	In or linked to US$	Linked to CPI	Unlinked
	US $ in thousands
Current assets
Cash & cash equivalents	5	-	309	35	-	149
Restricted bank deposit	-	-	39	-	-	-
Trade accounts receivable	21	-	657	49	-	121
Other accounts receivable	6		110	-	-	95

Current liabilities
Trade accounts payable	22	-	493	21	-	647
Other accounts payable	-	-	301	-	-	3,690
	10	-	321	63	-	(3,972)

F-39

L & S LIGHT AND STRONG LTD.

NOTES TO THE FINANCIAL STATEMENTS

18.	FINANCIAL INSTRUMENTS (cont.)

g.	Fair Value of Financial Instruments

Classification of financial instruments by fair value hierarchy

The financial instruments presented on the balance sheet at fair value are grouped into classes with similar characteristics using the following fair value hierarchy which is determined based on the source of input used in measuring fair value:

Level 1 -	quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 -	inputs other than quoted prices included within level 1 that are observable either directly or indirectly.

Level 3 -	inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

The financial instruments of the company consist primarily of non-derivative assets and liabilities. Non-derivative assets include cash and cash equivalents, receivables and other current assets. Non-derivative liabilities include trade payables and other current liabilities. Due to the nature of these financial instruments, their fair value, generally, is identical or close to the value at which they are presented in the financial statements.

19.	SUBSEQUENT EVENTS

a.	In March 2015, the company signed a non-recourse factoring agreement with a third party. According to the agreement, the company will "sell" accounts receivable of specific customers to the third party in exchange for complete and prompt payment of the customer debts, less a commission fee. The commission fee includes a capital component of Prime + 1.55%, as well as an operational component of 0.15% of the accounts receivable sold

b.	In May 2015, the company signed an agreement with Tzag Advanced Programs Ltd. (hereinafter "the subcontractor"). According to the agreement, the subcontractor will provide services to the company in the development of solar-powered UAVs (hereinafter "the project"), and serve as engineer and senior consultant to the project. Commencement of the service agreement is conditional on the company raising capital of at least $ 1 million.

In addition, the subcontractor will transfer its rights pertaining to the initial plans of the solar-powered UAV to the company in exchange for options to 4% of company shares, without any additional payment.

Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

F-40

L & S LIGHT & STRONG LTD.

CONDENSED INTERIM STATEMENTS OF FINANCIAL POSITION

	June 30,	December 31,
	2015	2014
	Unaudited	audited
	US $ in thousands
CURRENT ASSETS:
Cash and cash equivalents	209	314
Restricted bank deposit	40	39
Trade accounts receivable	456	678
Other accounts receivable	75	116
Income tax refundable	38	38
Inventories	577	801
	1,395	1,986

NON-CURRENT ASSETS:
Fixed assets, net	552	564

	1,947	2,550

CURRENT LIABILITIES:
Trade accounts payable	299	515
Other accounts payable	359	301
	658	816

LONG-TERM LIABILITIES:
Related parties loan payable	2,302	1,959
Severance pay liability, net	61	51
	2,363	2,010
CONTINGENT LIABILITIES AND COMMITMENTS

CAPITAL DEFICIENCY:
Share capital	482	482
Share premium	5,366	5,346
Reserves	1,675	1,022
Accumulated deficit	(8,597)	(7,126)
	(1,074)	(276)

	1,947	2,550

The accompanying notes are an integral part of the condensed interim financial statements.

L & S LIGHT & STRONG LTD.

 CONDENSED INTERIM STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Six months ended June 30,		Three months ended June 30,
	2015	2014	2015	2014
	Unaudited		Unaudited
	US $ in thousands		US $ in thousands

Revenues	1,953	2,185	918	1,082
Cost of revenues	(1,998)	(1,914)	(1,030)	(980)

Gross profit (loss)	(45)	271	(112)	102

Research and development expenses	(751)	-	(624)	-
Selling and marketing expenses	(42)	(31)	(22)	(16)
General and administrative expenses	(339)	(164)	(218)	(79)

Operating income (loss)	(1,177)	76	(976)	7

Financial expenses	(294)	(116)	(164)	(64)
Financial expenses, net	(294)	(116)	(164)	(64)

Net loss for the period	(1,471)	(40)	(1,140)	(57)

Other comprehensive loss:
Foreign currency translation differences	(36)	(27)	(34)	(37)

Total comprehensive loss for the period	(1,507)	(67)	(1,174)	(94)

Basic and diluted profit (loss) per share	(0.03)	(0.02)	(0.02)	(0.03)
Weighted average shares	52,743,476	1,829,467	52,744,661	1,829,467

The accompanying notes are an integral part of the condensed interim financial statements.

L & S LIGHT & STRONG LTD.

 CONDENSED INTERIM STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY

	Share capital	Share premium	Accumulated deficit	Share based compensation capital reserve	Foreign currency translation reserve	Shareholders transaction reserve	Remeasurement of defined benefit liability reserve	Total
	US $ in thousands

BALANCE AT DECEMBER 31, 2014	482	5,346	(7,126)	-	(176)	1,180	18	(276)

CHANGES DURING SIX MONTHS ENDED JUNE 30, 2015:
Loss for the period	-	-	(1,471)		-	-	-	(1,471)
Other comprehensive loss	-	-	-		(36)	-	-	(36)
Total comprehensive loss for the period	-		(1,471)		(36)	-	-	(1,507)
Share based compensation to employees and service providers	-	-	-	689	-	-	-	689
Shares issued for cash	-	1	-		-	-	-	1
Shares issued for services	-	19	-		-	-	-	19

BALANCE AT JUNE 30, 2015 (Unaudited)	482	5,366	(8,597)	689	(212)	1,180	18	(1,074)

The accompanying notes are an integral part of the condensed interim financial statements.

L & S LIGHT & STRONG LTD.

 CONDENSED INTERIM STATEMENTS OF CASH FLOWS

	Six months ended June 31,
	2015	2014
	Unaudited
	US $ in thousands
Cash flows from operating activities:
Net loss for the period	(1,471)	(40)
Adjustments necessary to present cash flows from operating activities:

Expenses (income) not involving cash flows:

Share based compensation to employees and service providers	689	-
Shares issued for services	19	-
Depreciation	38	41
Increase in severance pay liability, net	8	9
	754	50

Changes in operating asset and liability items:
Decrease (increase) in trade accounts receivable	235	(192)
Decrease (increase) in other accounts receivable	43	36
Decrease (increase) in inventory	241	106
Increase (decrease) in trade accounts payable	(223)	(70)
Increase (decrease) in other accounts payable	46	(104)
	342	(224)

Tax payments	-	(32)

Net cash used in operating activities	(375)	(246)

The accompanying notes are an integral part of the condensed interim financial statements.

L & S LIGHT & STRONG LTD.

 CONDENSED INTERIM STATEMENTS OF CASH FLOWS

	Six months ended June 31,
	2015	2014
	Unaudited
	US $ in thousands
Cash flows from investing activities:

Purchase of fixed assets	(10)	(8)

Net cash used in investing activities	(10)	(8)

Cash flows from financing activities:

Proceeds from share issued for cash	1	-
Proceeds from related party loans	270	137

Net cash provided by financing activities	271	137

Decrease in cash and cash equivalents	(114)	(117)

Effect of changes in exchange rates on cash balances in foreign currencies	9	1

Cash and cash equivalents at beginning of period	314	184

Cash and cash equivalents at end of period	209	68

The accompanying notes are an integral part of the condensed interim financial statements.

L & S LIGHT AND STRONG LTD.

 NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS

1.	GENERAL

Since inception, the company has incurred cumulative losses and negative cash flows from operating activities. The company has an accumulated deficit of $ 8,597 thousand and $ 7,126 thousand as of June 30, 2015 and December 31, 2014, respectively.

2.	BASIS OF PRESENTATION

The Company's condensed interim financial statements for the six months ended June 30, 2015 and 2014 (the “Condensed Interim Financial Statements”) have been prepared in accordance with International Accounting Standard 34, “Interim Financial Reporting”. The Condensed Interim Financial Statements should be read in conjunction with the annual financial statements as of December 31, 2014 and their accompanying notes, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as published by the International Accounting Standards Board (“IASB”). These Condensed Interim Financial Statements, which are unaudited, do not include all disclosures required for annual financial statements prepared in accordance with IFRS. The results of operations for the six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any other interim period.

In preparing the condensed interim financial statements, the significant judgments made by management in applying the group’s accounting policies and the key sources of estimation uncertainty were the same as those applied to the consolidated financial statements for the year ended December 31, 2014.

The accounting policies and calculation methods applied in the preparation of the Condensed Interim Financial Statements are consistent with those applied in the preparation of the 2014 Annual Financial Statements.

3.	SHARE-BASED PAYMENTS

The Company operates an equity-settled, share-based compensation plan, under which the Company receives services from employees and service providers for equity instruments of the Company. The fair value of such services received in exchange for the grant of the equity instruments is recognized as an expense.

L & S LIGHT AND STRONG LTD.

 NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS

3.	SHARE-BASED PAYMENTS (cont,)

The total amount recognized as an expense over the vesting period of options granted to employees and service providers (the period during which all vesting conditions are expected to be met) was determined as follows:

1)	Share based payments granted to employees — by reference to the grant date fair value of the equity instruments granted.

2)	Share based payments granted to service providers — by reference to the fair value of the services received by the Company.

At the end of each reporting period, the Company revises its estimates of the number of equity instruments that are expected to vest based on the vesting conditions, and recognizes the impact of the revision of original estimates, if any, in profit or loss, with a corresponding adjustment to share-based compensation capital reserve.

When the equity instruments are exercised, the proceeds received net of any directly attributable transactions costs are credited to share capital and additional paid-in capital.

Options to employees and service providers:

In February 2015, the Company’s Board of Directors approved a grant of 2,530,143 options to certain employees of the Company. Each option shall be exercisable into one Ordinary Share of the Company at an exercise price of $0.237. The options contractual term is 7 years and are expected to vest in several installments over 1 – 3 years. As of the grant date, the fair value of these options was estimated at approximately $319 thousand.

In May 2015, the Company’s Board of Directors approved a grant of 2,302,332 options to a service provider. Each option shall be exercisable into one Ordinary Share of the Company with no additional exercise price. The options vested on the grant date. The fair value of these options was estimated at approximately $545 thousand.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Israel, on December 15, 2015.

L&S Light & Strong , Ltd.

By:	/s/ Uri Orbach
Name: Uri Orbach
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Uri Orbach as attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gal Erez	Chairman of the Board	December 15, 2015
Name: Gal Erez

/s/ Uri Orbach	Chief Executive Officer (principal executive officer)	December 15, 2015
Name: Uri Orbach

/s/ Uri Orbach	Acting Chief Financial Officer (principal financial and accounting officer)	December 15, 2015
Name: Uri Orbach

 II-1

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of L&S Light & Strong , Ltd., has signed this registration statement or amendment thereto in New York on December 15, 2015.

Authorized U.S. Representative

By:	/s/ Matheau J. W. Stout
Name: Matheau J. W. Stout
Title: Service of Process Officer.

 II-2

L&S LIGHT & STRONG , LTD.

EXHIBIT INDEX

Exhibit Number	Description of Document
5.1	Opinion of Law Offices of Matheau J. W. Stout, Esq. Regarding Legality of the Securities Being Registered

10.1	Agreement between the Company and Tzag Advanced Programs Ltd. Dated May 2015 ∞ *

10.2	Agreement between the Company and Efraim Menashy dated dated March 3, 2015 ∞ *

10.3	Form of Agreement between the company and various investors dated second half of 2014. ∞ *

10.4	Plan for granting options to company's employees dated January 2015 ∞ *

10.5	Agreement between the company and Gal Erez dated November 16, 2014 ∞ *

10.6	Agreement between the company and Uri Orbach dated November, 2014 ∞ *

10.7	Agreement between the company and shareholders dated February 23, 2015 ∞ *

10.8	Lease Agreement, dated October, 2014 by and between the Registrant and Shir Chen Paper Ltd ∞ *

10.9	Legal consultant agreement dated July 2014 by and between the Registrant and Victor Tshuva & Co. *

10.10	Non-recourse factoring agreement dated April 2, 2015 by the Registrant ∞ *

10.11	Service Agreement Dated June 11, 2015 by and between the Registrant and Udi Pridan ∞ *

10.12	Investors presentation *

10.13	Agreement between the company and Ofer Amir dated November 16, 2014 ∞*

10.14	Articles of Association ∞+*

10.15	Agreement between the company and Alon and Tal Tamir Consultants and Design Ltd. Dated November 4, 2014, including amendment dated August 10, 2015. ∞ *

10.16	Addendum to the agreement with Uri Orbach ∞

10.17	Agreement between the company and Yehuda Yavets Chen dated November, 8, 2015 ∞

23.1	Consent of Independent Accounting Firm

23.2	Consent of Israeli Law Firm, Victor Tshuva & Co.

23.3	Consent of Law Office of Matheau J. W. Stout, Esq. (included in Exhibit 5.1)

∞ English translation of the original Hebrew document.
* Previously filed.
+ The Company does not have Bylaws.